                                                                    Exhibit 99.1

Item 6.  Selected Financial Data

The following table sets forth selected, historical consolidated financial data for the Company and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included in this annual report on Form 10-K.

The Company believes that the book value of its real estate assets, which reflects the historical costs of such real estate assets less accumulated depreciation, is not indicative of the current market value of its properties. Historical operating results are not necessarily indicative of future operating performance.

                                                                    Year ended December 31, (3)
                                               -------------------------------------------------------------------
                                                  2002          2001           2000         1999          1998
                                               -----------   -----------   -----------   -----------   -----------
                                                               (in thousands, except per share information)
Operating Data:
Revenues from rental property (1)              $   449,994   $   448,986   $   440,428   $   417,302   $   329,601
Interest expense                               $    86,756   $    88,443   $    91,718   $    83,479   $    64,285
Depreciation and amortization                  $    73,909   $    71,405   $    68,758   $    65,066   $    50,088
Gain on sale of development properties,
  net of tax of $6,034 in 2002
  and $5,099 in 2001                           $     9,845   $     8,319   $      --     $      --     $      --
Gain on disposition of operating properties    $      --     $     3,040   $     3,962   $     1,552   $       901
Provision for income taxes                     $     6,870   $    14,277   $      --     $      --     $      --
Income from continuing operations              $   238,911   $   214,245   $   190,270   $   168,606   $   119,238
Income per common share, from continuing
operations:
    Basic                                      $      2.20   $      2.09   $      1.81   $      1.57   $      1.26
    Diluted                                    $      2.19   $      2.05   $      1.79   $      1.55   $      1.25
Weighted average number of
  shares of common stock:
    Basic                                          104,458        96,317        92,688        90,709        75,106
    Diluted                                        105,969       101,163        93,653        91,466        75,961
Cash dividends declared per common share       $      2.10   $      1.96   $      1.81   $      1.64   $      1.37

                                                                          December 31,
                                               -------------------------------------------------------------------
                                                  2002          2001          2000          1999          1998
                                               -----------   -----------   -----------   -----------   -----------

Balance Sheet Data:
Real estate, before accumulated
  depreciation                                 $ 3,398,971   $ 3,201,364   $ 3,114,503   $ 2,951,050   $ 3,023,902
Total assets                                   $ 3,756,878   $ 3,384,779   $ 3,171,348   $ 3,007,476   $ 3,051,178
Total debt                                     $ 1,576,982   $ 1,328,079   $ 1,325,663   $ 1,249,571   $ 1,289,561
Total stockholders' equity                     $ 1,907,328   $ 1,890,084   $ 1,704,339   $ 1,605,435   $ 1,585,019


Other Data:
                                                                    Year ended December 31, (3)
                                               -------------------------------------------------------------------
                                                  2002          2001          2000          1999          1998
                                               -----------   -----------   -----------   -----------   -----------
Funds from Operations (2):
Net income                                     $   245,668   $   236,538   $   205,025   $   176,778   $   122,266
Depreciation and amortization                       76,674        74,209        71,129        67,416        51,348
Depreciation and amortization -
  real estate joint ventures                        17,779        12,718         8,277         5,239           788
(Gain) on disposition of
  operating properties                             (12,778)       (3,040)       (3,962)       (1,552)         (901)
(Gain) / loss on early
  extinguishment of debt                           (22,255)         --            --            --           4,900
Adjustment of property
  carrying values                                   33,030          --            --            --            --
Preferred stock dividends                          (18,437)      (24,553)      (26,328)      (26,478)      (24,654)
                                               -----------   -----------   -----------   -----------   -----------
Funds from operations                          $   319,681   $   295,872   $   254,141   $   221,403   $   153,747
                                               ===========   ===========   ===========   ===========   ===========

Cash flow provided by operations               $   278,931   $   287,444   $   250,546   $   237,153   $   158,706
Cash flow used for investing activities        $  (396,655)  $  (157,193)  $  (191,626)  $  (205,219)  $  (630,229)
Cash flow (used for) provided
  by financing activities                      $    59,839   $   (55,501)  $   (67,899)  $   (47,778)  $   484,465

(1) Does not include (i) revenues from rental property relating to unconsolidated joint ventures, (ii) revenues relating to the investment in retail stores leases and (iii) revenues from properties included in discontinued operations.

(2) Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, gains or losses on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance such as various non-recurring items, gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult to compare. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

(3) All years have been adjusted to reflect the impact of operating properties sold during the three months ended March 31, 2003 and the year ended December 31, 2002 and properties classified as held for sale as of December 31, 2002 which are reflected in discontinued operations in the Consolidated Statements of Income.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in this annual report on Form 10-K. Historical results and percentage relationships set forth in the Consolidated Statements of Income contained in the Consolidated Financial Statements, including trends which might appear, should not be taken as indicative of future operations.

Critical Accounting Policies

The Consolidated Financial Statements of the Company include the accounts of the Company, its wholly-owned subsidiaries and all partnerships in which the Company has a controlling interest. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying Consolidated Financial Statements and related notes. In preparing these financial statements, management has made its best estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates are based on, but not limited to, historical results, industry standards and current economic conditions, giving due consideration to materiality. The most significant assumptions and estimates relate to revenue recognition and the recoverability of trade accounts receivable, depreciable lives and valuation of real estate. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

        Revenue Recognition and Accounts Receivable

Base rental revenues from rental property are recognized on a straight-line basis over the terms of the related leases. Certain of these leases also provide for percentage rents based upon the level of sales achieved by the lessee. These percentage rents are recorded once the required sales level is achieved. In addition, leases typically provide for reimbursement to the Company of common area maintenance, real estate taxes and other operating expenses. Operating expense reimbursements are recognized as earned. Rental income may also include payments received in connection with lease termination agreements.

The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company's reported net income is directly affected by management's estimate of the collectability of accounts receivable.

The Company believes that its revenue recognition policy is in compliance with generally accepted accounting principles and in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, Revenue Recognition.

        Real Estate

Land, buildings and fixtures and leasehold improvements are recorded at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and replacements, which improve and extend the life of the asset, are capitalized.

Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, as follows:

Buildings                                  15 to 39 years
Fixtures and leasehold improvements        Terms of leases or useful lives,
                                           whichever is shorter

The Company is required to make subjective assessments as to the useful lives of its properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to those properties. These assessments have a direct impact on the Company's net income.

Real estate under development on the Company's Consolidated Balance Sheets represent ground-up development projects which are held for sale upon completion. These assets are carried at cost and no depreciation is recorded. The cost of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. The Company ceases cost capitalization when the property is held available for occupancy upon substantial completion of tenant improvements, but no later than one year from the completion of major construction activity. If in management's opinion, the estimated net sales price of these assets is less than the net carrying value, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property. A gain on the sale of these assets is generally recognized using the full accrual method in accordance with the provisions of Statement of Financial Accounting Standard No. 66, Accounting for Real Estate Sales.

        Long Lived Assets

On a periodic basis, management assesses whether there are any indicators that the value of the real estate properties may be impaired. A property value is considered impaired only if management's estimate of current and projected operating cash flows (undiscounted and without interest charges) of the property over its remaining useful life is less than the net carrying value of the property. Such cash flow projections consider factors such as expected future operating income, trend and prospects, as well as the effects of demand, competition and other factors. To the extent impairment has occurred, the carrying value of the property would be adjusted to an amount to reflect the estimated fair value of the property.

When a real estate asset is identified by management as held for sale the Company ceases depreciation of the asset and estimates the sales price of such asset net of selling costs. If, in management's opinion, the net sales price of the asset is less than the net book value of such asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property.

The Company is required to make subjective assessments as to whether there are impairments in the value of its real estate properties, investments in joint ventures and other investments. The Company's reported net income is directly affected by management's estimate of impairments and/or valuation allowances recognized.

Results of Operations

        Comparison 2002 to 2001

Revenues from rental property increased $1.0 million or 0.2% to $450.0 million for the year ended December 31, 2002, as compared with $449.0 million for the year ended December 31, 2001. This net increase resulted primarily from the combined effect of (i) the acquisition of 13 operating properties during 2002, providing revenues of $5.1 million for the year ended December 31, 2002, (ii) the full year impact related to the three operating properties acquired in 2001 providing incremental revenues of $2.3 million, and (iii) the completion of certain development and redevelopment projects, tenant buyouts and new leasing within the portfolio providing incremental revenues of approximately $20.5 million as compared to the corresponding year ended December 31, 2001, offset by
(iv) an overall decrease in shopping center portfolio occupancy to 87.8% at December 31, 2002 as compared to 90.4% at December 31, 2001 due primarily to the bankruptcy filing of Kmart Corporation ("Kmart") and Ames Department Stores, Inc. ("Ames") and subsequent rejection of leases resulting in a decrease of revenues of approximately $24.5 million as compared to the preceding year, and
(v) sales of certain shopping center properties throughout 2001 and 2002, resulting in a decrease of revenues of approximately $2.4 million as compared to the preceding year.

Rental property expenses, including depreciation and amortization, increased $10.7 million or 5.8% to $195.9 million for the year ended December 31, 2002 as compared to $185.2 million for the preceding year. The rental property expense component of real estate taxes increased approximately $7.0 million or 12.5% for the year ended December 31, 2002 as compared with the year ended December 31, 2001. This increase relates primarily to the payment of real estate taxes by the Company on certain Kmart anchored locations where Kmart previously paid the real estate taxes directly to the taxing authorities. The rental property expense component of operating and maintenance increased approximately $1.5 million or 3.4% for the year ended December 31, 2002 as compared with the year ended December 31, 2001. This increase is primarily due to property acquisitions during 2002 and 2001, renovations within the portfolio and higher professional fees relating to tenant bankruptcies.

Equity in income of real estate joint ventures, net increased $15.4 million to $35.6 million for the year ended December 31, 2002, as compared to $20.2 million for the year ended December 31, 2001. This increase is primarily attributable to the equity in income from the Kimco Income REIT joint venture investment, the RioCan joint venture investment, and the KROP joint venture investment as described below.

During 1998, the Company formed KIR, a limited partnership established to invest in high quality retail properties financed primarily through the use of individual non-recourse mortgages. The Company has a 43.3% non-controlling limited partnership interest in KIR, which the Company manages, and accounts for its investment in KIR under the equity method of accounting. Equity in income of KIR increased $3.1 million to $16.3 million for the year ended December 31, 2002, as compared to $13.2 million for the preceding year. This increase is primarily due to the Company's increased capital investment in KIR totaling $23.8 million during 2002 and $30.8 million during 2001. The additional capital investments received by KIR from the Company and its other institutional partners were used to purchase additional shopping center properties throughout calendar year 2002 and 2001.

During October 2001, the Company formed a joint venture (the "RioCan Venture") with RioCan Real Estate Investment Trust ("RioCan", Canada's largest publicly traded REIT measured by gross leasable area ("GLA")), in which the Company has a 50% non-controlling interest, to acquire retail properties and development projects in Canada. As of December 31, 2002, the RioCan Venture consisted of 28 shopping center properties and four development projects with approximately 6.7 million square feet of GLA. The Company's equity in income from the RioCan Venture increased approximately $8.7 million to $9.1 million for the year ended December 31, 2002, as compared to $0.4 million for the preceding year.

During October 2001, the Company formed the Kimco Retail Opportunity Fund ("KROP"), a joint venture with GE Capital Real Estate ("GECRE") which the Company manages and has a 20% interest. The purpose of this venture is to acquire established, high-growth potential retail properties in the United States. As of December 31, 2002, KROP consisted of 15 shopping center properties with approximately 1.5 million square feet of GLA. During the year ended December 31, 2002, the Company's equity in income from KROP was approximately $0.9 million.

Minority interests in income of partnerships, net increased $0.7 million to $2.4 million as compared to $1.7 million for the preceding year. This increase is primarily due to the acquisition of a shopping center property acquired through a newly formed partnership by issuing approximately 2.4 million downREIT units valued at $80 million. The downREIT units are convertible at a ratio of 1:1 into the Company's common stock and are entitled to a distribution equal to the dividend rate on the Company's common stock multiplied by 1.1057.

Income from other real estate investments decreased $22.1 million to $16.0 million as compared to $38.1 million for the preceding year. This decrease is primarily due to the decrease in income from the Montgomery Ward asset designation rights transactions described below.

During March 2001, the Company, through a taxable REIT subsidiary, formed a real estate joint venture (the "Ward Venture") in which the Company has a 50% interest, for purposes of acquiring asset designation rights for substantially all of the real estate property interests of the bankrupt estate of Montgomery Ward LLC and its affiliates. These asset designation rights have provided the Ward Venture the ability to direct the ultimate disposition of the 315 fee and leasehold interests held by the bankrupt estate, of which 303 transactions have been completed to date. During the year ended December 31, 2002 the Ward Venture completed transactions of 32 properties. The pre-tax profits from the Ward Venture decreased approximately $23.3 million to $11.3 million for the year ended December 31, 2002 as compared to $34.6 million for the preceding year.

Mortgage financing income increased $17.1 million to $19.4 million for the year ended December 31, 2002 as compared to $2.3 million for the year ended December 31, 2001. This increase is primarily due to increased interest income earned related to certain real estate lending activities during the year ended December 31, 2002.

Effective January 1, 2001, the Company has elected taxable REIT subsidiary status for its wholly-owned development subsidiary ("KDI"). KDI is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion. During the year ended December 31, 2002, KDI sold four projects and eight out-parcels, in separate transactions, for approximately $128.7 million, including the assignment of approximately $17.7 million of mortgage debt encumbering one of the properties. These sales resulted in pre-tax gains of approximately $15.9 million.

During the year ended December 31, 2001, KDI sold two of its recently completed projects and five out-parcels, in separate transactions, for approximately $61.3 million, which resulted in pre-tax profits of $13.4 million.

Management and other fee income increased approximately $6.4 million to $14.2 million for the year ended December 31, 2002 as compared to $7.8 million for the year ended December 31, 2001. This increase is primarily due to (i) a $1.1 million increase in management fees from KIR resulting from the growth of the KIR portfolio, (ii) $2.3 million of management and acquisition fees relating to the KROP joint venture activities during the year ended December 31, 2002 and
(iii) increased property management activity providing incremental fee income of approximately $3.0 million.

Other income/(loss), net increased approximately $4.7 million to $2.5 million for the year ended December 31, 2002 as compared to the preceding calendar year. This increase is primarily due to pre-tax profits earned from the Company's participation in ventures established to provide inventory liquidation services to regional retailers in bankruptcy.

Interest expense decreased $1.7 million or 1.9% to $86.7 million for the year ended December 31, 2002, as compared with $88.4 million for the year ended December 31, 2001. This decrease is primarily due to reduced interest costs on the Company's floating-rate revolving credit facilities and remarketed reset notes which was partially offset by an increase in borrowings during the year ended December 31, 2002, as compared to the preceding year.

General and administrative expenses increased approximately $3.2 million for the year ended December 31, 2002, as compared to the preceding calendar year. This increase is primarily due to higher costs related to the growth of the Company including (i) increased senior management and staff levels, (ii) increased system related costs and (iii) other personnel related costs.

The Company had previously encumbered seven Kmart sites with individual non-recourse mortgages aggregating approximately $70.8 million as part of its strategy to reduce its exposure to Kmart Corporation. As a result of the Kmart bankruptcy filing in January of 2002 and the subsequent rejection of leases including leases at these encumbered sites, the Company, during July 2002, had suspended debt services payments on these loans and was actively negotiating with the respective lenders. During December 2002, the Company reached agreement with certain lenders in connection with four of these locations. The Company paid approximately $24.2 million in full satisfaction of these loans which aggregated approximately $46.5 million. The Company recognized a gain on early extinguishment of debt of approximately $22.3 million.

During December 2002, the Company identified two operating properties, comprised of approximately 0.2 million square feet of GLA, as "Held for Sale" in accordance with FASB No. 144. The book value of these properties, aggregating approximately $28.4 million, net of accumulated depreciation of approximately $2.9 million, exceeded their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $7.9 million, is based upon executed contracts of sale with third parties less estimated selling costs. As a result, the Company recorded an adjustment of property carrying values of $20.5 million. This adjustment is included, along with the related property operations for the current and comparative years, in the caption Income/(loss) from discontinued operations on the Company's Consolidated Statements of Income.

As part of the Company's periodic assessment of its real estate properties with regard to both the extent to which such assets are consistent with the Company's long-term real estate investment objectives and the performance and prospects of each asset, the Company determined in the fourth quarter of 2002, that its investment in four operating properties, comprised of an aggregate 0.4 million square feet of GLA with an aggregate net book value of approximately $23.8 million, may not be fully recoverable. Based upon management's assessment of current market conditions and the lack of demand for the properties, the Company has reduced its potential holding period of these investments. As a result of the reduction in the anticipated holding period, together with a reassessment of the projected future operating income of the properties and the effects of current market conditions, the Company has determined that its investment in these assets was not fully recoverable and has recorded an adjustment of property carrying value aggregating approximately $12.5 million.

During 2002, the Company, (i) disposed of, in separate transactions, 12 operating properties for an aggregate sales price of approximately $74.5 million, including the assignment/repayment of approximately $22.6 million of mortgage debt encumbering three of the properties and, (ii) terminated five leasehold positions in locations where a tenant in bankruptcy had rejected its lease. These dispositions resulted in net gains of approximately $12.8 million for the year ended December 31, 2002. Additionally, during the three month period ended March 31, 2003, the Company disposed of two operating properties, in separate transactions, for aggregate proceeds of approximately $5.9 million. These sales resulted in gains of approximately $3.3 million which were recognized during the first quarter of 2003. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FASB No. 144"), the current and prior comparative years operations of properties sold during 2002 and during the three months ended March 31, 2003 and net gain on disposition of properties sold during 2002 have been included in the caption Discontinued operations on the Company's Consolidated Statements of Income.

During 2001, the Company, in separate transactions, disposed of three operating properties, including the sale of a property to KIR, and a portion of another operating property comprising in the aggregate approximately 0.6 million square feet of GLA. Cash proceeds from these dispositions aggregated approximately $46.7 million, which resulted in a net gain of approximately $3.0 million. Cash proceeds from the sale of the operating property in Elyria, OH totaling $5.8 million, together with an additional $7.1 million cash investment, were used to acquire an exchange shopping center property located in Lakeland, FL during August 2001.

Net income for the year ended December 31, 2002 was $245.7 million as compared to $236.5 million for the year ended December 31, 2001, representing an increase of $9.2 million. This increase reflects the combined effect of increased contributions from the investments in KIR, KROP, the RioCan Venture and other financing investments, reduced by lower income resulting from tenant bankruptcies and subsequent rejection of leases and a decrease in profits from the Ward Venture.

        Comparison 2001 to 2000

Revenues from rental property increased $8.6 million or 1.9% to $449.0 million for the year ended December 31, 2001, as compared with $440.4 million for the year ended December 31, 2000. This net increase resulted primarily from the combined effect of (i) the acquisition of three operating properties during 2001, providing revenues of $1.3 million for the year ended December 31, 2001,
(ii) the full year impact related to the 12 operating properties acquired in 2000 providing incremental revenues of $3.5 million, and (iii) the completion of certain development and redevelopment projects and new leasing within the portfolio providing incremental revenues of approximately $11.9 million as compared to the corresponding year ended December 31, 2000, offset by (iv) the commencement of new redevelopment projects and tenant buyouts causing a temporary increase in vacancy, sales of certain shopping center properties throughout 2001 and 2000 and an overall decrease in shopping center portfolio occupancy to 90.1% at December 31, 2001 as compared to 92.9% at December 31, 2000 due primarily to bankruptcies of tenants and subsequent rejections of leases resulting in a decrease of revenues of approximately $8.1 million as compared to the preceding year.

Rental property expenses, including depreciation and amortization, increased $9.7 million or 5.5% to $185.2 million for the year ended December 31, 2001 as compared to $175.5 million for the preceding year. The rental property expense components of real estate taxes and operating and maintenance increased approximately $2.2 million and $4.4 million, respectively, for the year ended December 31, 2001 as compared with the year ended December 31, 2000. Depreciation and amortization increased $2.6 million for the year ended December 31, 2001 as compared to the preceding year. These increases are primarily due to property acquisitions during 2001 and 2000, renovations within the existing portfolio, the completion of certain redevelopment and development projects, and increased snow removal costs during 2001.

Equity in income of real estate joint ventures, net increased $5.6 million to $20.2 million for the year ended December 31, 2001 as compared to $14.6 million for the year ended December 31, 2000. This increase is primarily attributable to the KIR transaction described below.

During 1998, the Company formed KIR, a limited partnership established to invest in high quality retail properties financed primarily through the use of individual non-recourse mortgages. At the time of the formation, the Company contributed 19 property interests to KIR. On April 28, 1999, KIR sold a significant interest in the partnership to institutional investors. As a result, the Company holds a non-controlling limited partnership interest in KIR and accounts for its investment in KIR under the equity method of accounting. Equity in income of KIR increased $3.7 million to $13.2 million for the year ended December 31, 2001, as compared to $9.5 million for the preceding year. This increase is primarily due to the Company's increased capital investment in KIR totaling $30.8 million during 2001 and $29.6 million during 2000. The additional capital investments received by KIR from the Company and its other institutional partners were used to purchase additional shopping center properties throughout calendar years 2001 and 2000.

Income from other real estate investments, increased approximately $30.4 million to $38.1 million for the year ended December 31, 2001 as compared with $7.7 million for the year ended December 31, 2000. This increase is primarily due to the Montgomery Ward asset designation rights transaction described below.

During March 2001, the Company, through a taxable REIT subsidiary, formed a real estate joint venture (the "Ward Venture") in which the Company has a 50% interest, for purposes of acquiring asset designation rights for substantially all of the real estate property interests of the bankrupt estate of Montgomery Ward LLC and its affiliates. These asset designation rights have provided the Ward Venture the ability to direct the ultimate disposition of the 315 fee and leasehold interests held by the bankrupt estate. The Ward Venture has completed transactions on 271 properties, and the Company has recognized pre-tax profits of approximately $34.6 million for the year ended December 31, 2001.

Mortgage financing income increased approximately $0.8 million to $2.3 million for the year ended December 31, 2001 as compared to $1.5 million for the year ended December 31, 2000. This increase is primarily due to increased interest income earned related to certain real estate lending activities during the year ended December 31, 2001.

Effective January 1, 2001, the Company has elected taxable REIT subsidiary status for its wholly owned development subsidiary, KDI. KDI is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion. During the year ended December 31, 2001, KDI sold two of its recently completed projects and five out-parcels, in separate transactions, for approximately $61.3 million, which resulted in pre-tax profits of $13.4 million.

Interest, dividends and other investment income increased approximately $0.9 million to $17.3 million for the year ended December 31, 2001 as compared to $16.4 million for the year ended December 31, 2000. Interest, dividends and other investment income is primarily comprised of interest income, dividend income and realized gains related to the Company's investments and sales of certain marketable equity and debt securities.

Interest expense decreased $3.3 million or 3.6% to $88.4 million for the year ended December 31, 2001, as compared with $91.7 million for the year ended December 31, 2000. This decrease is primarily due to reduced interest costs on the Company's floating-rate revolving credit facility and remarketed reset notes during the year ended December 31, 2001, as compared to the preceding year.

General and administrative expenses increased approximately $3.2 million for the year ended December 31, 2001, as compared to the preceding calendar year. This increase is primarily due to higher costs related to the growth of the Company including (i) increased senior management and staff levels, (ii) increased system related costs and (iii) other personnel related costs. In addition, the Company issued a stock grant award to a newly appointed executive officer of the Company valued at approximately $1.1 million during 2001.

During 2001, the Company, in separate transactions, disposed of three operating properties, including the sale of a property to KIR, and a portion of another operating property comprising in the aggregate approximately 0.6 million square feet of GLA. Cash proceeds from these dispositions aggregated approximately $46.7 million, which resulted in a net gain of approximately $3.0 million. Cash proceeds from the sale of the operating property in Elyria, OH totaling $5.8 million, together with an additional $7.1 million cash investment, was used to acquire an exchange shopping center property located in Lakeland, FL during August 2001.

During 2000, the Company, in separate transactions, disposed of ten shopping center properties. Sale prices from two of these dispositions aggregated approximately $4.5 million, which approximated their aggregate net book value. Sale prices from eight of these dispositions aggregated approximately $29.7 million, which resulted in net gains of approximately $4.0 million.

Net income for the year ended December 31, 2001 was $236.5 million as compared to $205.0 million for the year ended December 31, 2000, representing an increase of $31.5 million. This improved performance reflects the combined effect of internal growth and property acquisitions in the core portfolio, profits from KDI, income from the investment in KIR and profits from the Ward Venture investment, which strengthened profitability.

Tenant Concentrations

The Company seeks to reduce its operating and leasing risks through diversification achieved by the geographic distribution of its properties, avoiding dependence on any single property, and a large tenant base. At December 31, 2002, the Company's five largest tenants, were Kmart Corporation, The Home Depot, Kohl's, TJX Companies, and Wal-Mart, which represented approximately 4.5%, 2.8%, 2.7%, 2.5% and 1.9%, respectively, of the Company's annualized base rental revenues, including the proportionate share of base rental revenues from properties in which the Company has less than a 100% economic interest.

On January 22, 2002, Kmart filed for protection under Chapter 11 of the U.S. Bankruptcy Code. As of the filing date, Kmart occupied 69 locations (excluding the KIR portfolio which includes six Kmart locations), representing 12.6% of the Company's annualized base rental revenues and 13.3% of the Company's total shopping center GLA. During 2002, Kmart rejected its leases at 31 locations, representing approximately $30.8 million of annualized base rental revenues and approximately 3.2 million square feet of GLA. As of December 31, 2002, Kmart represented 4.5% of annualized base rents and 6.9% of leased GLA.

During December 2002, the Company disposed of, in separate transactions, seven former Kmart sites, comprised of approximately 0.7 million square feet of GLA, for an aggregate sales price of approximately $40.8 million.

The Company has currently leased or is under agreement to lease 11 of the rejected locations, has terminated four ground lease locations and has received offers to purchase three of these sites. The Company is reviewing the offers received and is actively marketing the remaining six locations to prospective tenants, however, no assurances can be provided that these locations will be leased in the near term or at comparable rents previously paid by Kmart.

The Company previously encumbered seven of these rejected locations with individual non-recourse mortgage loans totaling approximately $70.8 million. Annualized interest expense on these loans was approximately $5.6 million. During July 2002, the Company suspended debt service payments on these loans and was actively negotiating with the respective lenders. During December 2002, the Company reached agreements with certain lenders in connection with four of these locations. The Company paid approximately $24.2 million in full satisfaction of these loans aggregating approximately $46.5 million and the Company recognized a gain on early extinguishment of debt of approximately $22.3 million. Also, during December 2002, the Company re-tenanted one of these sites and has brought the mortgage loan encumbering this property current.

During February 2003, the Company reached agreement with the lender in connection with the remaining two encumbered sites. The Company paid approximately $8.3 million in full satisfaction of these loans which aggregated approximately $14.7 million and the Company will recognize a gain on early extinguishment of debt of approximately $6.2 million during the first quarter of 2003.

On January 14, 2003, Kmart announced it would be closing an additional 326 locations of which nine of these locations (excluding the KIR portfolio which includes three additional locations and Kimsouth which includes two additional locations) are leased from the Company. The annualized base rental revenues from these nine locations are approximately $4.3 million. The Company had previously encumbered one of these properties with an individual non-recourse mortgage loan. The annualized interest expense for the one encumbered property is approximately $0.8 million. As of the date of this filing of this annual report on Form 10-K, the Company has not been notified directly by Kmart as to the timing of the store closings or whether the leases will be assigned or rejected. Until such time as the leases are rejected, in accordance with the bankruptcy proceedings, Kmart remains obligated for payments of rent and operating expenses at these locations and all other remaining locations.

Effective May 1, 2003, the Company has agreed to a five-year rent reduction at six Kmart locations, representing approximately 0.6 million square feet of GLA. The average rent was reduced from $8.01 per square foot to $5.57 per square foot, or approximately $1.5 million of annualized base rent.

The Company generally will have the right to file claims in connection with these rejected leases for lost rent equal to three years of rental obligations as well as other amounts related to obligations under the leases. Actual amounts to be received in satisfaction of these claims will be subject to Kmart's final plan of reorganization and the availability of funds to pay creditors such as the Company.

Liquidity and Capital Resources

It is management's intention that the Company continually have access to the capital resources necessary to expand and develop its business. As such, the Company intends to operate with and maintain a conservative capital structure with a level of debt to total market capitalization of 50% or less. As of December 31, 2002 the Company's level of debt to total market capitalization was 31%. In addition, the Company intends to maintain strong debt service coverage and fixed charge coverage ratios as part of its commitment to maintaining its investment-grade debt ratings. The Company may, from time to time, seek to obtain funds through additional equity offerings, unsecured debt financings and/or mortgage financings and other debt and equity alternatives in a manner consistent with its intention to operate with a conservative debt structure. Since the completion of the Company's IPO in 1991, the Company has utilized the public debt and equity markets as its principal source of capital for its expansion needs. Since the IPO, the Company has completed additional offerings of its public unsecured debt and equity, raising in the aggregate over $2.7 billion for the purposes of, among other things, repaying indebtedness, acquiring interests in neighborhood and community shopping centers, funding ground-up development projects, expanding and improving properties in the portfolio and other investments.

The Company has a $250.0 million, unsecured revolving credit facility, which is scheduled to expire in August 2003. This credit facility has made available funds to both finance the purchase of properties and meet any short-term working capital requirements. As of December 31, 2002 there was $40.0 million outstanding under this credit facility. The Company intends to renew this facility prior to the maturity date.

During July 2002, the Company further enhanced its liquidity position by establishing an additional $150.0 million unsecured revolving credit facility. During December 2002, the Company paid down the outstanding balance and terminated this facility.

The Company also has a $200.0 million MTN program pursuant to which it may, from time to time, offer for sale its senior unsecured debt for any general corporate purposes, including (i) funding specific liquidity requirements in its business, including property acquisitions, development and redevelopment costs and (ii) managing the Company's debt maturities. (See Note 10 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.) As of December 31, 2002, the Company had $98.0 million available for issuance under the MTN program.

In addition to the public equity and debt markets as capital sources, the Company may, from time to time, obtain mortgage financing on selected properties. As of December 31, 2002, the Company had over 380 unencumbered property interests in its portfolio.

During May 2001, the Company filed a shelf registration statement on Form S-3 for up to $750.0 million of debt securities, preferred stock, depositary shares, common stock and common stock warrants. As of December 31, 2002, the Company had $288.7 million available for issuance under this shelf registration statement.

In connection with its intention to continue to qualify as a REIT for federal income tax purposes, the Company expects to continue paying regular dividends to its stockholders. These dividends will be paid from operating cash flows which are expected to increase due to property acquisitions and growth in operating income in the existing portfolio and from other sources. Since cash used to pay dividends reduces amounts available for capital investment, the Company generally intends to maintain a conservative dividend payout ratio, reserving such amounts as it considers necessary for the expansion and renovation of shopping centers in its portfolio, debt reduction, the acquisition of interests in new properties and other investments as suitable opportunities arise, and such other factors as the Board of Directors considers appropriate.

Cash dividends paid increased to $235.6 million in 2002, compared to $209.8 million in 2001 and $189.9 million in 2000. The Company's dividend payout ratio, based on funds from operations on a per-basic common share basis, for 2002, 2001 and 2000 was approximately 68.0%, 62.5% and 64.6%, respectively.

Although the Company receives substantially all of its rental payments on a monthly basis, it generally intends to continue paying dividends quarterly. Amounts accumulated in advance of each quarterly distribution will be invested by the Company in short-term money market or other suitable instruments.

The Company anticipates its capital commitment toward redevelopment projects during 2003 will be approximately $30.0 million to $50.0 million. Additionally, the Company anticipates its capital commitment toward ground-up development during 2003 will be approximately $160.0 million to $200.0 million. The proceeds from the sales of development properties and proceeds from construction loans in 2003 should be sufficient to fund the ground-up development capital requirements.

The Company anticipates that cash flows from operations will continue to provide adequate capital to fund its operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with REIT requirements in both the short-term and long-term. In addition, the Company anticipates that cash on hand, borrowings under its revolving credit facilities, issuance of equity and public debt, as well as other debt and equity alternatives, will provide the necessary capital required by the Company. Cash flows from operations as reported in the Consolidated Statements of Cash Flows was $278.9 million for 2002, $287.4 million for 2001 and $250.5 million for 2000.

Contractual Obligations and Other Commitments

The Company has debt obligations relating to its revolving credit facility, MTNs, senior notes, mortgages and construction loans with maturities ranging from one to 22 years. As of December 31, 2002, the Company's total debt had a weighted average term to maturity of approximately five years. In addition, the Company has non-cancelable operating leases pertaining to its shopping center portfolio. As of December 31, 2002, the Company has certain shopping center properties that are subject to long-term ground leases where a third party owns and has leased the underlying land to the Company to construct and/or operate a shopping center. In addition, the Company has non-cancelable operating leases pertaining to its retail store lease portfolio. The following table summarizes the Company's debt maturities and obligations under non-cancelable operating leases as of December 31, 2002 (in millions):

                         2003        2004      2005      2006        2007    Thereafter   Total
                         ----        ----      ----      ----        ----    ----------   -----
Long-Term Debt          $  147.3   $  223.9   $  221.3   $  118.8   $  206.1   $  659.6   $1,577.0
Operating Leases
  Ground Leases         $   10.9   $   10.8   $   10.1   $    9.5   $    9.0   $  125.1   $  175.4
  Retail Store Leases   $    9.5   $    8.5   $    7.3   $    5.8   $    3.9   $    4.2   $   39.2

The Company has $100.0 million of unsecured senior notes and $7.3 million of construction loans maturing in 2003. In addition, the Company's unsecured revolving credit facility, which is scheduled to mature in August 2003, had $40.0 million outstanding as of December 2002. The Company anticipates satisfying these maturities with a combination of operating cash flows, its unsecured revolving credit facility and new debt financings. The Company intends to renew its unsecured revolving credit facility prior to the maturity date.

The Company has issued letters of credit in connection with the collateralization of tax-exempt mortgage bonds, completion guarantees for certain construction projects, and guaranty of payment related to the Company's insurance program. These letters of credit aggregate approximately $14.9 million.

Additionally, the RioCan Venture, an entity in which the Company holds a 50% non-controlling interest, has a CAD $5.0 million (approximately USD $3.2 million) letter of credit facility. This facility is jointly guaranteed by RioCan and the Company and has approximately CAD $1.0 million (approximately USD $0.6 million) outstanding as of December 31, 2002 relating to various development projects.

During 2002, the Company obtained construction financing on eight ground-up development properties for an aggregate loan amount of up to $119.8 million. As of December 31, 2002, approximately $38.9 million was outstanding.

Unconsolidated Real Estate Joint Ventures

The Company has investments in a number of unconsolidated real estate joint ventures with varying structures. These investments include the Company's 43.3% non-controlling interest in KIR, the Company's 50% non-controlling interest in the RioCan Venture, the Company's 20% non-controlling interest in KROP, and varying interests in other real estate joint ventures. These joint ventures operate either shopping center properties or are established for development projects. Such arrangements are generally with third party institutional investors, local developers and individuals. The properties owned by the joint ventures are primarily financed with individual non-recourse mortgage loans. Non-recourse mortgage debt is generally defined as debt whereby the lenders' sole recourse with respect to borrower defaults is limited to the value of the property collateralized by the mortgage. The lender generally does not have recourse against any other assets owned by the borrower or any of the constituent members of the borrower, except for certain specified exceptions listed in the particular loan documents.

The KIR joint venture was established for the purpose of investing in high quality real estate properties financed primarily with individual non-recourse mortgages. The Company believes that these properties are appropriate for financing with greater leverage than the Company traditionally uses. As of December 31, 2002, KIR had interests in 68 properties comprising 14.0 million square feet of GLA. As of December 31, 2002, KIR had obtained individual non-recourse mortgage loans on 67 of these properties aggregating approximately $1,103.7 million. These non-recourse mortgage loans have maturities ranging from one to 16 years and rates ranging from 5.95% to 8.52%. In addition, KIR maintains a secured revolving credit facility with a syndicate of banks, which is scheduled to expire in November 2003. This facility is collateralized by the unfunded subscriptions of certain partners, including those of the Company. The facility has an aggregate availability of up to $100.0 million based upon the amount of unfunded subscription commitments of certain partners. During January 2003, the aggregate availability under the credit facility was reduced to $90.0 million. Under the terms of the facility, funds may be borrowed for general corporate purposes including the acquisition of institutional quality properties. Borrowings under the facility accrue interest at Libor plus 0.80%. As of December 31, 2002, there was $15.0 million outstanding under this facility. As of December 31, 2002, the Company's pro-rata share of non-recourse mortgages and other debt obligations relating to the KIR joint venture was approximately $484.4 million. The Company also has unfunded capital commitments to KIR in the amount of approximately $55.9 million as of December 31, 2002. (See Note 6 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

The RioCan Venture was established with RioCan Real Estate Investment Trust to acquire properties and development projects in Canada. As of December 31, 2002, the RioCan Venture consisted of 28 shopping center properties and four development projects with approximately 6.7 million square feet of GLA. As of December 31, 2002, the RioCan Venture had obtained individual, non-recourse mortgage loans on 26 of these properties aggregating approximately CAD $519.1 million (USD $329.3 million). These non-recourse mortgage loans have maturities ranging from one to 12 years and rates ranging from 5.82% to 10.31%. As of December 31, 2002 the Company's pro-rata share of non-recourse mortgage loans relating to the RioCan Venture was approximately CAD $259.6 million (USD $164.6 million). (See Note 6 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

The Kimco Retail Opportunity Fund ("KROP"), a joint venture with GE Capital Real Estate ("GECRE") was established to acquire high-growth potential retail properties in the United States. As of December 31, 2002, KROP consisted of 15 shopping center properties with approximately 1.5 million square feet of GLA. During 2002, KROP obtained a cross-collateralized mortgage with a 5-year term aggregating $73.0 million on eight properties with an interest rate of LIBOR plus 1.8%. During 2002, $1.9 million of this mortgage was repaid upon the sale of one of the collateralized properties. The interest on this mortgage is payable in monthly installments with principal due in full upon maturity. Additionally, KROP assumed mortgage debt of approximately $29.5 million in connection with the acquisition of three shopping centers, with fixed interest rates ranging from 7.38% to 8.64%. Such mortgage debt is collateralized by the individual shopping center property and is payable in monthly installments of principal and interest. At December 31, 2002 the weighted average interest rate for all mortgage debt outstanding was 4.65% per annum. As of December 31, 2002, the Company's pro-rata share of non-recourse mortgage loans relating to the KROP joint venture was approximately $20.0 million. Additionally, the Company along with its joint venture partner have provided interim financing ("Short-term Notes") for all acquisitions without a mortgage in place at the time of closing. As of December 31, 2002 KROP has outstanding Short-term Notes of $17.3 million due each the Company and GECRE. These short-term notes all have maturities of less than one year with rates ranging from Libor plus 4.0% to 4.25%. (See Note 6 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

The Company has various other unconsolidated real estate joint ventures with ownership interests ranging from 4% to 50%. As of December 31, 2002, these unconsolidated joint ventures had individual non-recourse mortgage loans aggregating approximately $187.9 million. The Company's pro-rata share of these non-recourse mortgages was approximately $78.9 million. (See Note 6 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

Other Real Estate Investments

During November 2002, the Company, through its taxable REIT subsidiary, together with Prometheus Southeast Retail Trust, completed the merger and privatization of Konover Property Trust, which has been renamed Kimsouth Realty, Inc., ("Kimsouth"). The Company acquired 44.5% of the common stock of Kimsouth, which consisted primarily of 38 retail shopping center properties comprising approximately 17.4 million square feet of GLA. Total acquisition value was approximately $280.9 million including approximately $216.2 million in mortgage debt. On December 23, 2002, Kimsouth obtained a cross-collateralized three-year mortgage, aggregating $21.3 million at a variable rate of Libor plus 3.0% which replaced (i) a secured line of credit for $8.0 million and (ii) a construction loan for $17.6 million. All mortgages, which are collateralized by the individual shopping center properties, are due in monthly installments. The scheduled maturities of all mortgages payable as of December 31, 2002, are approximately as follows (in millions): 2003: $74.7; 2004: $2.9; 2005: $30.3;
2006: $3.2; 2007: $45.3 and thereafter, $28.6. At December 31, 2002, the weighted average interest rate for all mortgage debt outstanding was 7.47% per annum.

During June 2002, the Company acquired a 90% equity participation interest in an existing leveraged lease of 30 properties. The properties are leased under a long-term bond-type net lease whose primary term expires in 2016, with the lessee having certain renewal option rights. The Company's cash equity investment was approximately $4.0 million. This equity investment is reported as a net investment in leveraged lease in accordance with SFAS No. 13 (as amended). The net investment in leveraged lease reflects the original cash investment adjusted by remaining net rentals, estimated unguaranteed residual value, unearned and deferred income, and deferred taxes relating to the investment.

As of December 31, 2002, four of these properties were sold whereby the proceeds from the sales were used to paydown the mortgage debt by approximately $9.6 million. As of December 31, 2002, the remaining 26 properties were encumbered by third-party non-recourse debt of approximately $86.0 million that is scheduled to fully amortize during the primary term of the lease from a portion of the periodic net rents receivable under the net lease. As an equity participant in the leveraged lease, the Company has no general obligation for principal or interest payments on the debt, which is collateralized by a first mortgage lien on the properties and collateral assignment of the lease. Accordingly, this debt has been offset against the related net rental receivable under the lease.

Effects of Inflation

Many of the Company's leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling the Company to receive payment of additional rent calculated as a percentage of tenants' gross sales above pre-determined thresholds, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. Such escalation clauses often include increases based upon changes in the consumer price index or similar inflation indices. In addition, many of the Company's leases are for terms of less than 10 years, which permits the Company to seek to increase rents to market rates upon renewal. Most of the Company's leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance, thereby reducing the Company's exposure to increases in costs and operating expenses resulting from inflation. The Company periodically evaluates its exposure to short-term interest rates and foreign currency exchange rates and will, from time to time, enter into interest rate protection agreements and/or foreign currency hedge agreements which mitigate, but do not eliminate, the effect of changes in interest rates on its floating-rate debt and fluctuations in foreign currency exchange rates.

New Accounting Pronouncements

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FASB No. 144"), which supercedes SFAS No. 121. FASB No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. FASB No. 144 retains the requirements of SFAS No. 121 regarding impairment loss recognition and measurement. In addition, it requires that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. FASB No. 144 is effective for fiscal years beginning after December 15, 2001. Effective January 1, 2002, the Company adopted FASB No. 144. The impact of adoption of FASB No. 144 did not have a material adverse impact on the Company's financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB No. 4, 44, and 64, Amendment of FASB No. 13 and Technical Corrections ("FASB No. 145"). This statement eliminates the requirement to report gains and losses from extinguishment of debt as extraordinary unless they meet the criteria of APB Opinion 30. Debt extinguishments that were classified as extraordinary in prior periods presented that do not meet the criteria of APB Opinion 30 shall be reclassified. FASB No. 145 is effective for fiscal years beginning after May 15, 2002. During 2002, the Company elected early adoption of the provisions of FASB No. 145. The impact of adopting this statement did not have a material adverse impact on the Company's financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("FASB 146"). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). For purpose of this statement, an exit or disposal activity is initiated when management, having the authority to approve the action, commits to an exit or disposal plan or otherwise disposes of a long-lived asset (disposal group) and, if the activity involves the termination of employees, the criteria for a plan of termination of this statement are met. The provisions of this statement shall be effective for exit or disposal activities initiated after December 31, 2002. The impact of the adoption of FASB No. 146 is not expected to have a material adverse impact on the Company's financial position or results of operations.

In November 2002, FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34). FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies. It requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee regardless of whether or not the guarantor receives separate identifiable consideration (i.e., a premium). The Company has adopted the new disclosure requirements, which are effective beginning with 2002 calendar year-end financials. FIN 45's provisions for initial recognition and measurement are effective on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to have a material adverse impact on the Company's financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure an amendment of FASB Statement No. 123 ("FASB No. 148"). This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition and annual disclosure provision of FASB No. 148 shall be applied for fiscal years ending after December 15, 2002. The new interim disclosure provisions are effective for the first interim period beginning after December 15, 2002. Effective January 1, 2003, the Company will adopt the prospective method provisions of FASB No. 148, which will apply the recognition provisions of FASB No. 123 to all employee awards granted, modified or settled after January 1, 2003. The adoption is not expected to have a material adverse impact on the Company's results of operations.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), the primary objective of which is to provide guidance on the identification of entities for which control is achieved through means other than voting rights ("variable interest entities" or "VIEs") and to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model applies when either (i) the equity investors (if any) do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity's activities without additional financial support. In addition, FIN 46 requires additional disclosures. The Company is assessing the impact of this interpretation on its accounting for its investments in unconsolidated joint ventures (see Note 6 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K).

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

As of December 31, 2002, the Company had approximately $280.0 million of floating-rate debt outstanding including $40.0 million on its unsecured revolving credit facility. The interest rate risk on $185.0 million of such debt has been mitigated through the use of interest rate swap agreements (the "Swaps") with major financial institutions. The Company is exposed to credit risk in the event of non-performance by the counter-party to the Swaps. The Company believes it mitigates its credit risk by entering into these Swaps with major financial institutions. The Company believes the interest rate risk represented by the remaining $95.0 million of floating-rate debt is not material to the Company or its overall capitalization.

As of December 31, 2002, the Company has Canadian investments totaling CAD $204.5 million (approximately USD $130.2 million) comprised of marketable securities and a real estate joint venture. In addition, the Company has Mexican real estate investments of MXN $383.7 million (approximately USD $35.7 million). The foreign currency exchange risk has been mitigated through the use of foreign currency forward contracts (the "Forward Contracts") and a cross currency swap (the "CC Swap") with major financial institutions. The Company is exposed to credit risk in the event of non-performance by the counter-party to the Forward Contracts and the CC Swap. The Company believes it mitigates its credit risk by entering into the Forward Contracts and the CC Swap with major financial institutions.

The Company has not, and does not plan to, enter into any derivative financial instruments for trading or speculative purposes. As of December 31, 2002, the Company had no other material exposure to market risk.

   ITEM 15(a) 1 FINANCIAL STATEMENTS



                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of Kimco Realty Corporation:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Kimco Realty Corporation and Subsidiaries (collectively, the "Company") at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatment. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002 the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which requires that the results of operations, including any gain or loss on sale, relating to real estate that has been disposed of or is classified as held for sale after initial adoption be reported in discontinued operations for all periods presented.



/s/ PricewaterhouseCoopers LLP

New York, New York
March 18, 2003, except as to Note 5,
which is dated as of May 6, 2003

                      KIMCO REALTY CORPORATION AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share information)


                                                                                    December 31,    December 31,
                                                                                       2002           2001
                                                                                    -----------    -----------
Assets:
Real Estate
  Rental property
       Land                                                                         $   518,268    $   540,927
       Building and improvements                                                      2,666,626      2,454,559
                                                                                    -----------    -----------
                                                                                      3,184,894      2,995,486
       Less, accumulated depreciation and amortization                                  516,558        452,878
                                                                                    -----------    -----------
                                                                                      2,668,336      2,542,608
   Real estate under development                                                        212,765        204,530
   Undeveloped land parcels                                                               1,312          1,348
                                                                                    -----------    -----------
       Real estate, net                                                               2,882,413      2,748,486
  Investment and advances in real estate joint ventures                                 412,672        272,920
  Other real estate investments                                                          99,542          7,613
  Mortgages and other financing receivables                                              94,024         53,611
  Cash and cash equivalents                                                              35,962         93,847
  Marketable securities                                                                  66,992         82,997
  Accounts and notes receivable                                                          55,012         48,074
  Deferred charges and prepaid expenses                                                  50,149         38,031
  Other assets                                                                           60,112         39,200
                                                                                    -----------    -----------
                                                                                    $ 3,756,878    $ 3,384,779
                                                                                    ===========    ===========

Liabilities & Stockholders' Equity:
  Notes payable                                                                     $ 1,302,250    $ 1,035,250
  Mortgages payable                                                                     230,760        286,929
  Construction loans payable                                                             43,972          5,900
  Accounts payable and accrued expenses                                                  94,784         68,323
  Dividends payable                                                                      59,646         57,345
  Other liabilities                                                                      24,198         32,573
                                                                                    -----------    -----------
                                                                                      1,755,610      1,486,320
                                                                                    -----------    -----------
  Minority interests in partnerships                                                     93,940          8,375
                                                                                    -----------    -----------
  Commitments and contingencies

Stockholders' Equity
  Preferred stock, $1.00 par value, authorized 5,000,000 shares
  Class A Preferred Stock, $1.00 par value, authorized 345,000 shares
      Issued and outstanding 300,000 shares                                                 300            300
      Aggregate liquidation preference $75,000
  Class B Preferred Stock, $1.00 par value, authorized 230,000 shares
      Issued and outstanding 200,000 shares                                                 200            200
      Aggregate liquidation preference $50,000
  Class C Preferred Stock, $1.00 par value, authorized 460,000 shares
      Issued and outstanding 400,000 shares                                                 400            400
      Aggregate liquidation preference $100,000
  Class D Convertible Preferred Stock, $1.00 par value, authorized 700,000 shares
      Issued and outstanding 0 and 92,390 shares, respectively                             --               92
      Aggregate liquidation preference $0 and $23,098, respectively
  Common stock, $.01 par value, authorized 200,000,000 shares
      Issued and outstanding 104,601,828 and 103,352,570 shares, respectively             1,046          1,034
  Paid-in capital                                                                     1,984,820      1,976,442
  Cumulative distributions in excess of net income                                      (85,367)       (93,131)

                                                                                    -----------    -----------
                                                                                      1,901,399      1,885,337
Accumulated other comprehensive income                                                    7,401          7,310
Notes receivable from officer stockholders                                               (1,472)        (2,563)
                                                                                    -----------    -----------
                                                                                      1,907,328      1,890,084
                                                                                    -----------    -----------
                                                                                    $ 3,756,878    $ 3,384,779
                                                                                    ===========    ===========



The accompanying notes are an integral part of these consolidated financial statements.

                   KIMCO REALTY CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except per share data)


                                                                           Year Ended December 31,
                                                                   -----------------------------------------
                                                                     2002            2001            2000
                                                                   ---------       ---------       ---------
Real estate operations:
     Revenues from rental property                                 $ 449,994       $ 448,986       $ 440,428
                                                                   ---------       ---------       ---------

     Rental property expenses:
        Rent                                                          12,230          12,498          12,056
        Real estate taxes                                             62,778          55,815          53,590
        Operating and maintenance                                     47,024          45,495          41,098
                                                                   ---------       ---------       ---------
                                                                     122,032         113,808         106,744
                                                                   ---------       ---------       ---------

                                                                     327,962         335,178         333,684

     Equity in income of real estate joint ventures, net              35,569          20,217          14,570
     Minority interests in income of partnerships, net                (2,430)         (1,682)         (2,054)
     Income from other real estate investments                        16,038          38,113           7,710
     Mortgage financing income                                        19,424           2,318           1,557
     Management and other fee income                                  14,193           7,797           6,131
     Depreciation and amortization                                   (73,909)        (71,405)        (68,758)
                                                                   ---------       ---------       ---------
               Income from real estate operations                    336,847         330,536         292,840
                                                                   ---------       ---------       ---------


Other investments:
     Interest, dividends and other investment income                  18,557          17,286          16,432
     Other income/(loss), net                                          2,532          (2,184)         (1,803)
                                                                   ---------       ---------       ---------
                                                                      21,089          15,102          14,629
                                                                   ---------       ---------       ---------

Interest expense                                                     (86,756)        (88,443)        (91,718)
General and administrative expenses                                  (31,902)        (28,673)        (25,481)
Gain on early extinguishment of debt                                  19,033            --              --
Adjustment of property carrying values                               (12,530)           --              --
                                                                   ---------       ---------       ---------


               Income from continuing operations
                 before income taxes                                 245,781         228,522         190,270

Provision for income taxes                                            (6,870)        (14,277)           --
                                                                   ---------       ---------       ---------

               Income from continuing operations                     238,911         214,245         190,270
                                                                   ---------       ---------       ---------

Discontinued operations:
     Income/(loss) from discontinued operating properties
        (including adjustment of property carrying values
        of ($20,500) in 2002 and gain on early extinguishment
        of debt of $3,222 in 2002)                                   (15,866)         10,934          10,793
        Gain on disposition of operating properties, net              12,778            --              --
                                                                   ---------       ---------       ---------
               Income/(loss) from discontinued operations             (3,088)         10,934          10,793
                                                                   ---------       ---------       ---------

Gain on sale of development properties, net of tax of
     $6,034 in 2002 and $5,099 in 2001                                 9,845           8,319            --
Gain on disposition of operating properties, net                        --             3,040           3,962
                                                                   ---------       ---------       ---------

               Net income                                            245,668         236,538         205,025

     Preferred stock dividends                                       (18,437)        (24,553)        (26,328)
                                                                   ---------       ---------       ---------

               Net income available to common shareholders         $ 227,231       $ 211,985       $ 178,697
                                                                   =========       =========       =========

Per common share:
     Income from continuing operations
       - Basic                                                     $    2.20       $    2.09       $    1.81
                                                                   =========       =========       =========
       - Diluted                                                   $    2.19       $    2.05       $    1.79
                                                                   =========       =========       =========
     Net Income
       - Basic                                                     $    2.18       $    2.20       $    1.93
                                                                   =========       =========       =========
       - Diluted                                                   $    2.16       $    2.16       $    1.91
                                                                   =========       =========       =========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   KIMCO REALTY CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (in thousands)



                                                                          Year ended December 31,
                                                                    -----------------------------------------
                                                                      2002            2001            2000
                                                                    ---------       ---------       ---------
Net income                                                          $ 245,668       $ 236,538       $ 205,025
                                                                    ---------       ---------       ---------
Other comprehensive income:
     Change in unrealized gain/(loss) on marketable securities         (4,456)          8,784            --
     Change in unrealized gain/(loss) on interest rate swaps            3,264          (3,884)           --
     Change in unrealized gain on warrants                              1,524           2,410            --
     Change in unrealized gain on foreign currency
         hedge agreements                                                 195            --              --
     Foreign currency translation adjustment                             (436)           --              --

                                                                    ---------       ---------       ---------
Other comprehensive income                                                 91           7,310            --
                                                                    ---------       ---------       ---------

Comprehensive income                                                $ 245,759       $ 243,848       $ 205,025
                                                                    =========       =========       =========



The accompanying notes are an integral part of these consolidated financial statements.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 2002, 2001 and 2000
                  (in thousands, except per share information)



                                                                                                            Cumulative
                                                     Preferred Stock       Common Stock                    Distributions
                                              ------------------------   -------------------    Paid-in     in Excess
                                                Issued        Amount     Issued      Amount     Capital   of Net Income
                                              --------------------------------------------------------------------------
Balance, December 31, 1999                       1,329       $ 1,329     91,194        $ 913  $ 1,729,973 $  (122,959)

    Net income                                                                                                205,025
    Dividends ($1.81 per common
     share; $1.9375, $2.125,
     $2.0938, and $1.875 per
     Class A, Class B, Class
     C, and Class D Depositary
     Share, respectively)                                                                                    (195,176)
    Issuance of common stock                                              3,234           31       86,718
    Exercise of common stock options                                        289            3        4,933
    Repurchase of Class D Preferred Stock          (11)          (11)                              (2,494)
    Collection of notes receivable

                                              --------      --------    --------   ---------   ----------  ----------
Balance, December 31, 2000                       1,318         1,318     94,717          947    1,819,130    (113,110)

    Net income                                                                                                236,538
    Dividends ($1.96 per common share;
     $1.9375, $2.125, $2.0938, and $1.8409
     per Class A, Class B, Class C, and
     Class D Depositary Share, respectively)                                                                 (216,559)
    Issuance of common stock                                              3,906           40      122,103
    Exercise of common stock options                                      1,694           17       34,919
    Collection of notes receivable
    Conversion of Class D Preferred
     Stock to common stock                        (326)         (326)     3,036           30          290
    Accumulated other comprehensive income

                                              --------  --------------  --------   ---------  -----------  ----------
Balance, December 31, 2001                         992           992    103,353        1,034    1,976,442     (93,131)

    Net income                                                                                                245,668
    Dividends ($2.10 per common share;
     $1.9375, $2.125, $2.0938, and $1.8409
     per Class A, Class B, and Class C
     Depositary Share, respectively)                                                                         (237,904)
    Issuance of common stock                                                 80            1        2,523
    Exercise of common stock options                                        308            3        5,771
    Collection of notes receivable
    Conversion of Class D Preferred
     Stock to common stock                         (92)          (92)       861            8           84
    Accumulated other comprehensive income

                                              --------  ------------   ---------   ---------  -----------  ----------
Balance, December 31, 2002                         900         $ 900    104,602      $ 1,046  $ 1,984,820  $  (85,367)
                                              ========  ============   =========   =========  ===========  ==========





                                                                                  Notes
                                                         Accumulated            Receivable               Total
                                                     Other Comprehensive       from Officer           Stockholders'
                                                            Income             Stockholders              Equity
                                              ----------------------------------------------------------------------

Balance, December 31, 1999                               $       -              $ (3,821)             $ 1,605,435

    Net income                                                                                            205,025
    Dividends ($1.81 per common
     share; $1.9375, $2.125,
     $2.0938, and $1.875 per
     Class A, Class B, Class
     C, and Class D Depositary
     Share, respectively)                                                                                (195,176)
    Issuance of common stock                                                                               86,749
    Exercise of common stock options                                                (387)                   4,549
    Repurchase of Class D Preferred Stock                                                                  (2,505)
    Collection of notes receivable                                                   262                      262

                                                           -------              --------                ---------
Balance, December 31, 2000                                       -                (3,946)               1,704,339

    Net income                                                                                            236,538
    Dividends ($1.96 per common share;
     $1.9375, $2.125, $2.0938, and $1.8409
     per Class A, Class B, Class C, and
     Class D Depositary Share, respectively)                                                             (216,559)
    Issuance of common stock                                                                              122,143
    Exercise of common stock options                                                (850)                  34,086
    Collection of notes receivable                                                 2,233                    2,233
    Conversion of Class D Preferred
     Stock to common stock                                                                                     (6)
    Accumulated other comprehensive income                   7,310                                          7,310

                                                           -------              --------                ---------
Balance, December 31, 2001                                   7,310                (2,563)               1,890,084

    Net income                                                                                            245,668
    Dividends ($2.10 per common share;
     $1.9375, $2.125, $2.0938, and $1.8409
     per Class A, Class B, and Class C
     Depositary Share, respectively)                                                                     (237,904)
    Issuance of common stock                                                                                2,524
    Exercise of common stock options                                                (555)                   5,219
    Collection of notes receivable                                                 1,646                    1,646
    Conversion of Class D Preferred
     Stock to common stock                                                                                      -
    Accumulated other comprehensive income                      91                                             91
                                                           -------              --------                ----------
Balance, December 31, 2002                                 $ 7,401               $(1,472)               $1,907,328
                                                           =======              ========                ==========





              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   KIMCO REALTY CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                Year Ended December 31,
                                                                          ---------------------------------
                                                                             2002        2001        2000
                                                                          ---------   ---------   ---------
Cash flow from operating activities:
  Net income                                                              $ 245,668   $ 236,538   $ 205,025
  Adjustments to reconcile net income to net cash provided
           by operating activities:
    Depreciation and amortization                                            76,674      74,209      71,129
    Adjustment of property carrying values                                   33,031        --          --
    Gain on sale of development properties                                  (15,879)    (13,418)       --
    Gain on sale of operating properties                                    (12,778)     (3,040)     (3,962)
    Gain on early extinguishment of debt                                    (22,255)       --          --
    Minority interests in income of partnerships, net                         2,430       1,682       2,054
    Equity in income of  real estate joint ventures, net                    (35,569)    (20,217)    (14,570)
    Income from other real estate investments                               (13,222)    (33,518)     (2,298)
    Change in accounts and notes receivable                                  (6,938)     (1,956)    (12,806)
    Change in accounts payable and accrued expenses                          12,612       3,607      (1,176)
    Change in other operating assets and liabilities                         15,157      43,557       7,150
                                                                          ---------   ---------   ---------
          Net cash flow provided by operating activities                    278,931     287,444     250,546
                                                                          ---------   ---------   ---------

Cash flow from investing activities:
    Acquisition of and improvements to operating real estate               (240,528)    (63,403)   (158,515)
    Acquisition of and improvements to real estate under development       (113,450)   (107,364)       --
    Investment in marketable securities                                     (39,183)    (29,070)    (45,616)
    Proceeds from sale of marketable securities                              49,396      36,427      16,055
    Redemption of minority interests in real estate partnerships               --        (7,133)       --
    Investments in joint ventures                                           (11,419)     (1,382)       --
    Reimbursements of investments in joint ventures                          12,800        --          --
    Investments and advances to real estate joint ventures                 (161,649)    (88,532)    (30,066)
    Reimbursements of advances to real estate joint ventures                 16,665      24,824       2,400
    Other real estate investments                                           (69,288)       --          --
    Reimbursements of advances to other real estate investments               1,179        --          --
    Investments and advances to affiliated companies                           --          (100)     (6,866)
    Investment in mortgage loans receivable                                (123,242)    (36,099)       --
    Collection of mortgage loans receivable                                  89,053       5,952       2,967
    Collection of note receivable                                               400        --          --
    Investment in and advances received from designation rights                 263        --          --
    Proceeds from sale of operating properties                               84,139      46,766      28,015
    Proceeds from sale of development properties                            108,209      61,921        --
                                                                          ---------   ---------   ---------
           Net cash flow used for investing activities                     (396,655)   (157,193)   (191,626)
                                                                          ---------   ---------   ---------

Cash flow from financing activities:
    Principal payments on debt, excluding
       normal amortization of rental property debt                          (30,689)     (4,587)    (17,024)
    Principal payments on construction loan financings                         (801)       --          --
    Principal payments on rental property debt                               (5,931)     (5,126)     (4,510)
    Repayment of medium-term note                                          (110,000)       --       (60,000)
    Proceeds from issuance of medium-term notes                             102,000        --       210,000
    Repayment of senior notes                                                  --          --      (100,000)
    Proceeds from issuance of senior notes                                  235,000        --          --
    Repayment of borrowings under senior term loan                             --          --       (52,000)
    Borrowings under revolving credit facilities                            269,000      10,000      90,000
    Repayment of borrowings under revolving credit facilities              (229,000)    (55,000)    (45,000)
    Financing origination costs                                                --          --        (2,863)
    Proceeds from mortgage financings                                        28,900      51,230      44,396
    Proceeds from construction loan financings                               38,873        --          --
    Payment of unsecured obligation                                         (11,300)       --       (18,172)
    Dividends paid                                                         (235,602)   (209,785)   (189,896)
    Payment for repurchase of stock                                            --          --        (2,505)
    Proceeds from issuance of stock                                           9,389     157,767      79,675
                                                                          ---------   ---------   ---------
            Net cash flow provided by (used for) financing activities        59,839     (55,501)    (67,899)
                                                                          ---------   ---------   ---------

        Change in cash and cash equivalents                                 (57,885)     74,750      (8,979)

Cash and cash equivalents, beginning of year                                 93,847      19,097      28,076
                                                                          ---------   ---------   ---------
Cash and cash equivalents, end of year                                    $  35,962   $  93,847   $  19,097
                                                                          =========   =========   =========

Interest paid during the year                                             $  93,066   $  89,016   $  89,857
                                                                          =========   =========   =========

Income taxes paid during the year                                         $  12,035   $  24,888   $    --
                                                                          =========   =========   =========

Supplemental schedule of noncash investing/financing activities:



    Acquisition of real estate interests by assumption of mortgage debt   $   3,477   $  17,220   $  30,986
                                                                          =========   =========   =========

    Acquisition of real estate interest by issuance of convertible
         downREIT units                                                   $  80,000   $    --     $    --
                                                                          =========   =========   =========

    Acquisition of real estate through purchase of partnership interests  $   6,638   $    --     $    --
                                                                          =========   =========   =========

    Investment in real estate joint ventures by issuance of stock
         and contribution of property                                     $    --     $   3,420   $    --
                                                                          =========   =========   =========

    Disposition of real estate interests by assignment of mortgage debt   $  28,747   $    --     $   9,124
                                                                          =========   =========   =========

    Proceeds held in escrow from sale of real estate interests            $   5,433   $    --     $   2,700
                                                                          =========   =========   =========

    Notes received upon disposition of real estate interests              $    --     $     400   $    --
                                                                          =========   =========   =========

    Notes received upon exercise of stock options                         $     555   $     850   $     387
                                                                          =========   =========   =========

    Declaration of dividends paid in succeeding period                    $  59,646   $  57,345   $  50,570
                                                                          =========   =========   =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

1. Summary of Significant Accounting Policies:

         Business

         Kimco Realty Corporation (the "Company" or "Kimco"), its subsidiaries, affiliates and related real estate joint ventures are engaged principally in the operation of neighborhood and community shopping centers which are anchored generally by discount department stores, supermarkets or drugstores. The Company also provides property management services for shopping centers owned by affiliated entities, various real estate joint ventures and unaffiliated third parties.

         Additionally, in connection with the Tax Relief Extension Act of 1999
             (the "RMA"), which became effective January 1, 2001, the Company is now permitted to participate in activities which it was precluded from previously in order to maintain its qualification as a Real Estate Investment Trust ("REIT"), so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Internal Revenue Code, subject to certain limitations. As such, the Company, through its taxable REIT subsidiaries, is engaged in various retail real estate related opportunities including (i) merchant building, through its Kimco Developers, Inc. ("KDI") subsidiary, which is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion and (ii) retail real estate advisory and disposition services which primarily focuses on leasing and disposition strategies of retail real estate controlled by both healthy and distressed and/or bankrupt retailers.

         The Company seeks to reduce its operating and leasing risks through diversification achieved by the geographic distribution of its properties, avoiding dependence on any single property, and a large tenant base. At December 31, 2002, the Company's single largest neighborhood and community shopping center accounted for only 1.2% of the Company's annualized base rental revenues and only 0.8% of the Company's total shopping center gross leasable area ("GLA"). At December 31, 2002, the Company's five largest tenants include Kmart Corporation, The Home Depot, Kohl's, TJX Companies and Wal-Mart, which represented approximately 4.5%, 2.8%, 2.7%, 2.5% and 1.9%, respectively, of the Company's annualized base rental revenues, including the proportionate share of base rental revenues from properties in which the Company has less than a 100% economic interest.

         The principal business of the Company and its consolidated subsidiaries is the ownership, development, management and operation of retail shopping centers. The Company does not distinguish or group its operations on a geographical basis for purposes of measuring performance. Accordingly, the Company believes it has a single reportable segment for disclosure purposes in accordance with accounting principles generally accepted in the United States.

         Principles of Consolidation and Estimates

         The accompanying Consolidated Financial Statements include the accounts of the Company, its subsidiaries, all of which are wholly-owned, and all partnerships in which the Company has a controlling interest. All significant intercompany balances and transactions have been eliminated in consolidation.

         Generally accepted accounting principles ("GAAP") require the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during a reporting period. The most significant assumptions and estimates relate to the valuation of real estate, depreciable lives, revenue recognition and the recoverability of trade accounts receivable. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         Real Estate

         Real estate assets are stated at cost, less accumulated depreciation and amortization. If there is an event or a change in circumstances that indicates that the basis of a property may not be recoverable, then management will assess any impairment in value by making a comparison of (i) the current and projected operating cash flows (undiscounted and without interest charges) of the property over its remaining useful life and (ii) the net carrying amount of the property. If the current and projected operating cash flows (undiscounted and without interest charges) are less than the carrying value of the property, the carrying value would be adjusted to an amount to reflect the estimated fair value of the property.

         When a real estate asset is identified by management as held for sale, the Company ceases depreciation of the asset and estimates the sales price, net of selling costs. If, in management's opinion, the net sales price of the asset is less than the net book value of the asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property.

         Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, as follows:

            Buildings                                15 to 39 years
            Fixtures and leasehold improvements      Terms of leases or useful
                                                     lives, whichever is shorter

         Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and replacements, which improve and extend the life of the asset, are capitalized.

         Real Estate Under Development

         Real estate under development represents the ground-up development of neighborhood and community shopping centers which are held for sale upon completion. These properties are carried at cost and no depreciation is recorded on these assets. The cost of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. The Company ceases cost capitalization when the property is held available for occupancy upon substantial completion of tenant improvements, but no later than one year from the completion of major construction activity. If in management's opinion, the net sales price of these assets is less than the net carrying value, the carrying value would be written down to an amount to reflect the estimated fair value of the property.

        Investments in Unconsolidated Joint Ventures

         The Company accounts for its investments in unconsolidated joint ventures under the equity method of accounting as the Company exercises significant influence, but does not control these entities. These investments are recorded initially at cost and subsequently adjusted for equity in earnings and cash contributions and distributions.

         On a periodic basis, management assesses whether there are any indicators that the value of the Company's investments in unconsolidated joint ventures may be impaired. An investment's value is impaired only if management's estimate of the fair value of the investment is less than the carrying value of the investment. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment.

         Marketable Securities

         The Company classifies its existing marketable equity securities as available-for-sale in accordance with the provisions of Statement of Financial Accounting Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities. These securities are carried at fair market value, with unrealized gains and losses reported in stockholders' equity as a component of Other Comprehensive Income ("OCI"). Gains or losses on securities sold are based on the specific identification method.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         All debt securities are classified as held-to-maturity because the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion discounts to maturity.

         Deferred Leasing and Financing Costs

         Costs incurred in obtaining tenant leases and long-term financing, included in deferred charges and prepaid expenses in the accompanying Consolidated Balance Sheets, are amortized over the terms of the related leases or debt agreements, as applicable.

         Revenue Recognition

         Base rental revenues from rental property are recognized on a straight-line basis over the terms of the related leases. Certain of these leases also provide for percentage rents based upon the level of sales achieved by the lessee. These percentage rents are recorded once the required sales level is achieved. In addition, leases typically provide for reimbursement to the Company of common area maintenance costs, real estate taxes and other operating expenses. Operating expense reimbursements are recognized as earned.

         Income Taxes

         The Company and its subsidiaries file a consolidated federal income tax return. The Company has made an election to qualify, and believes it is operating so as to qualify, as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under Section 856 through 860 of the Internal Revenue Code, as amended (the "Code").

         In connection with the RMA, which became effective January 1, 2001, the Company is now permitted to participate in certain activities which it was previously precluded from in order to maintain its qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Code. As such, the Company is subject to federal and state income taxes on the income from these activities.

         Income taxes are accounted for under the asset and liability method.
             Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

         Foreign Currency Translation and Transactions

         Assets and liabilities of our foreign operations are translated using year-end exchange rates, and revenues and expenses are translated using exchange rates as determined throughout the year. Gains or losses resulting from translation are included in accumulated other comprehensive income ("OCI"), as a separate component of the Company's stockholders' equity. Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. The effect of the transaction's gain or loss is included in the caption Other income/(loss), net in the Consolidated Statements of Income.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         Derivative / Financial Instruments

         Effective January 1, 2001, the Company adopted Statement of Financial
             Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities ("FASB No. 133"), as amended. FASB No. 133 establishes accounting and reporting standards for derivative instruments. This accounting standard requires the Company to measure derivative instruments at fair value and to record them in the Consolidated Balance Sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. In addition, the fair value adjustments will be recorded in either stockholders' equity or earnings in the current period based on the designation of the derivative. The effective portions of changes in fair value of cash flow hedges are reported in OCI and are subsequently reclassified into earnings when the hedged item affects earnings. The changes in fair value of derivative instruments which are not designated as hedging instruments and the ineffective portions of hedges are recorded in earnings for the current period.

         The Company utilizes derivative financial instruments to reduce exposure to fluctuations in interest rates, foreign currency exchange rates and market fluctuation on equity securities. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company has not, and does not plan to enter into financial instruments for trading or speculative purposes. Additionally, the Company has a policy of only entering into derivative contracts with major financial institutions. The principal financial instruments used by the Company are interest rate swaps, foreign currency exchange forward contracts, cross currency swaps and warrant contracts. In accordance with the provisions of FASB No. 133, these derivative instruments were designated and qualified as either cash flow, fair value or foreign currency hedges (see Note 15).

         Earnings Per Share

         On October 24, 2001, the Company's Board of Directors declared a three-for-two split (the "Stock Split") of the Company's common stock which was effected in the form of a stock dividend paid on December 21, 2001 to stockholders of record on December 10, 2001. All share and per share data included in the accompanying Consolidated Financial Statements and Notes thereto have been adjusted to reflect this Stock Split.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         The following table sets forth the reconciliation of earnings and the weighted average number of shares used in the calculation of basic and diluted earnings per share (amounts presented in thousands, except per share data):

                                                     2002                 2001                  2000
                                                     ----                 ----                  ----
Computation of Basic Earnings Per Share:

Income from continuing operations                 $ 238,911            $ 214,245            $ 190,270

Gain on sale of development properties,
net of tax of $6,034 in 2002 and $5,099
in 2001                                               9,845                8,319                    -

Gain on disposition of operating
properties, net                                           -                3,040                3,962

Preferred stock dividends                           (18,437)             (24,553)             (26,328)
                                                  ---------            ---------            ---------

Income from continuing operations
applicable to common shares                         230,319              201,051              167,904

Income/(1oss) from discontinued
operations                                           (3,088)              10,934               10,793
                                                  ---------            ---------            ---------

Net income applicable to common shares            $ 227,231            $ 211,985            $ 178,697
                                                  =========            =========            =========

Weighted average common shares outstanding          104,458               96,317               92,688
                                                  =========            =========            =========

Basic Earnings Per Share:
      Income from continuing operations           $    2.20            $    2.09            $    1.81
      Income/(loss) from discontinued
      operations                                       (.02)                0.11                 0.12
                                                  ---------            ---------            ---------
      Net income                                  $    2.18            $    2.20            $    1.93
                                                  =========            =========            =========

Computation of Diluted Earnings Per Share:

Income from continuing operations
applicable to common shares                       $ 230,319            $ 201,051            $ 167,904

Dividends on Class D Convertible
Preferred Stock                                           -                6,115                  (a)

Dividends on convertible downREIT units               1,423                    -                    -
                                                  ---------            ---------            ---------

Income from continuing operations for
diluted earnings per share                          231,742              207,166              167,904

Income/(loss) from discontinued
operations                                           (3,088)              10,934               10,793
                                                  ---------            ---------            ---------

Net income for diluted earnings per
share                                             $ 228,654            $ 218,100            $ 178,697
                                                  =========            =========            =========

Weighted average common shares
outstanding - Basic                                 104,458               96,317               92,688

Effect of dilutive securities:
Stock options                                           999                1,139                  965
Assumed conversion of Class D Preferred
stock to common stock                                     4                3,707                  (a)

Assumed conversion of downREIT units                    508                    -                    -
                                                  ---------            ---------            ---------

Shares for diluted earnings per share               105,969              101,163               93,653
                                                  =========            =========            =========


Diluted Earnings Per Share:
      Income from continuing operations           $    2.19            $    2.05            $    1.79
      Income/(loss) from discontinued
      operations                                       (.03)                0.11                 0.12
                                                  ---------            ---------            ---------
      Net income                                  $    2.16            $    2.16            $    1.91
                                                  =========            =========            =========


          (a) In 2000, the effect of the assumed conversion of the Class D Preferred Stock had an anti-dilutive effect upon the calculation of net income per common share. Accordingly, the impact of such conversion has not been included in the determination of diluted earnings per common share.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No. 25), issued in March 2000, to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock or stock options to directors, officers and employees of the Company and consolidated subsidiaries only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the grantee must pay to acquire the stock. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding stock awards in each period:


                                                                            Year Ended December 31,
                                                                ---------------------------------------------
                                                                   2002              2001              2000
                                                                   ----              ----              ----
Net income, as reported                                         $ 245,668         $ 236,538         $ 205,025
Deduct: Total stock based employee
           compensation expense determined
           under fair value based method
           for all awards                                          (3,153)           (2,702)           (2,190)
                                                                ---------         ---------         ---------

Pro Forma Net Income - Basic                                    $ 242,515         $ 233,836         $ 202,835
                                                                =========         =========         =========

Earnings Per Share
         Basic - as reported                                    $    2.18         $    2.20         $    1.93
                                                                =========         =========         =========
         Basic - pro forma                                      $    2.15         $    2.17         $    1.90
                                                                =========         =========         =========

Net income for diluted earnings per share
                                                                $ 228,654         $ 218,100         $ 178,697
Deduct: Total stock based employee
           compensation expense determined
           under fair value based method
           for all awards                                          (3,153)           (2,702)           (2,190)
                                                                ---------         ---------         ---------

Pro Forma Net Income - Diluted                                  $ 225,501         $ 215,398         $ 176,507
                                                                =========         =========         =========

Earnings Per Share
         Diluted - as reported                                  $    2.16         $    2.16         $    1.91
                                                                =========         =========         =========
         Diluted - pro forma                                    $    2.13         $    2.13         $    1.88
                                                                =========         =========         =========

         New Accounting Pronouncements

         In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FASB No. 144"), which supercedes SFAS No. 121. FASB No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. FASB No. 144 retains the requirements of SFAS No. 121 regarding impairment loss recognition and measurement. In addition, it requires that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. Effective January 1, 2002, the Company adopted FASB No. 144. The adoption of FASB No. 144 did not have a material adverse impact on the Company's financial position or results of operations (see Note 5).

         In April 2002, the FASB issued SFAS No. 145, Rescission of FASB No. 4, 44, and 64, Amendment of FASB No. 13 and Technical Corrections ("FASB No. 145"). This statement eliminates the requirement to report gains and losses from extinguishment of debt as extraordinary unless they meet the criteria of APB Opinion 30. Debt extinguishments that were classified as extraordinary in prior periods presented that do not meet the criteria of APB Opinion 30 shall be reclassified. FASB No. 145 is effective for fiscal years beginning after May 15, 2002. During 2002, the Company elected early adoption of the provisions of FASB No. 145. The impact of adopting this statement did not have a material adverse impact on the Company's financial position or results of operations.

         In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("FASB 146"). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). For purpose of this statement, an exit or disposal activity is initiated when management, having the authority to approve the action, commits to an exit or disposal plan or otherwise disposes of a long-lived asset (disposal group) and, if the activity involves the termination of employees, the criteria for a plan of termination of this statement are met. The provisions of this statement shall be effective for exit or disposal activities initiated after December 31, 2002. The impact of the adoption of FASB No. 146 is not expected to have a material adverse impact on the Company's financial position or results of operations.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34). FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies. It requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee regardless of whether or not the guarantor receives separate identifiable consideration (i.e., a premium). The Company has adopted the new disclosure requirements, which are effective beginning with 2002 calendar year-end financials. FIN 45's provision for initial recognition and measurement are effective on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to have a material adverse impact on the Company's financial position or results of operations.

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure an amendment of FASB Statement No. 123 ("FASB No. 148"). This statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition and annual disclosure provisions of FASB No. 148 shall be applied for fiscal years ending after December 15, 2002. The new interim disclosure provisions are effective for the first interim period beginning after December 15, 2002. Effective January 1, 2003, the Company will adopt the prospective method provisions of FASB No. 148, which will apply the recognition provisions of FASB No. 123 to all employee awards granted, modified or settled after January 1, 2003. The adoption is not expected to have a material adverse impact on the Company's financial position or results of operations.

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), the primary objective of which is to provide guidance on the identification of entities for which control is achieved through means other than voting rights ("variable interest entities" or "VIEs") and to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model applies when either (i) the equity investors (if any) do not have a controlling financial interest or
             (ii) the equity investment at risk is insufficient to finance that entity's activities without additional financial support. In addition, FIN 46 requires additional disclosures. The Company is assessing the impact of this interpretation on its accounting for its investments in unconsolidated joint ventures. The Company's exposure to losses associated with these unconsolidated joint ventures is limited to its carrying value in these investments (see
             Note 6).

         Reclassifications

         Certain reclassifications of prior years' amounts have been made to conform with the current year presentation, including the presentation of gains or losses on the sale of real estate property in accordance with rule 3-15 of the Securities and Exchange Commissions's Regulation S-X.

2. Property Acquisitions, Developments and Other Investments:

         Operating Properties -

         During the years 2002, 2001 and 2000 the Company acquired wholly owned real estate interests, in separate transactions, at aggregate costs of approximately $258.7 million, $21.1 million and $62.5 million, respectively.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         Ground-Up Development Properties -

         Effective January 1, 2001, the Company elected taxable REIT subsidiary status for its wholly owned development subsidiary, Kimco Developers, Inc. ("KDI"). KDI is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion.

         During the years 2002, 2001 and 2000 certain subsidiaries and affiliates of the Company expended approximately $148.6 million, $119.4 million and $74.0 million, respectively, in connection with the purchase of land and construction costs related to its ground-up development projects.

         Other Investments -

         During October 2002, the Company purchased from various joint venture partners, the remaining interest in a property located in Harrisburg, PA for an aggregate purchase price of $0.5 million. This property is now 100% owned by the Company.

         During June 2001, the Company purchased from an unaffiliated partner the remaining 20% interest in a property located in Skokie, IL for an aggregate purchase price of approximately $0.8 million. The property is now 100% owned by the Company.

         Additionally, during June 2001, the Company purchased from an unaffiliated partner the remaining 10% interest in a property located in Smithtown, NY for an aggregate purchase price of approximately $2.5 million. The property is now 100% owned by the Company.

         During December 2001, the Company purchased the remaining 10% interest in Kimco Select Investments, a New York general partnership for an aggregate price of approximately $1.7 million. Kimco Select Investments was formed in 1997 to provide the Company, through its 90% ownership interest, the opportunity to make investments outside of its core neighborhood and community shopping center business.

         These property acquisitions and other investments have been funded principally through the application of proceeds from the Company's public unsecured debt issuances, equity offerings and proceeds from mortgage and construction financings (see Notes 10, 11, 12 and 16).

3. Dispositions of Real Estate:

         During 2002, the Company, (i) disposed of, in separate transactions, 12 operating properties for an aggregate sales price of approximately $74.5 million, including the assignment/repayment of approximately $22.6 million of mortgage debt encumbering three of the properties and (ii) terminated five leasehold positions in locations where a tenant in bankruptcy had rejected its lease. These transactions resulted in net gains of approximately $12.8 million (see Note 5).

         During 2002, KDI sold four of its recently completed projects and eight out-parcels for approximately $128.7 million including the assignment of approximately $17.7 million in mortgage debt encumbering one of the properties. The sales resulted in pre-tax gains of approximately $15.9 million.

         During 2001, the Company, in separate transactions, disposed of three operating properties (including the sale of a property to KIR) and a portion of another operating property, comprising approximately
             0.6 million square feet of GLA. Cash proceeds from these dispositions aggregated approximately $46.7 million which resulted in a net gain of approximately $3.0 million. Cash proceeds from the disposition of the operating property in Elyria, OH, totaling $5.8 million, together with an additional $7.1 million cash investment, was used to acquire an exchange shopping center property located in Lakeland, FL during August 2001.

         During 2001, KDI sold two of its recently completed projects and five out-parcels for approximately $61.3 million, which resulted in pre-tax profits of $13.4 million.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

4. Adjustment of Property Carrying Values:

         As part of the Company's periodic assessment of its real estate properties with regard to both the extent to which such assets are consistent with the Company's long-term real estate investment objectives and the performance and prospects of each asset, the Company determined in the fourth quarter of 2002, that its investment in four operating properties comprised of an aggregate
             0.4 million square feet of GLA with an aggregate net book value of approximately $23.8 million, may not be fully recoverable. Based upon management's assessment of current market conditions and lack of demand for the properties, the Company has reduced its anticipated holding period of these investments. As a result of the reduction in the anticipated holding period, together with a reassessment of the potential future operating income of the properties and the effects of current market conditions, the Company determined that its investment in these assets was not fully recoverable and has recorded an adjustment of property carrying values aggregating approximately $12.5 million.

5. Discontinued Operations and Assets Held for Sale:

         In August 2001, the FASB issued Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FASB 144"). FASB 144 established criteria beyond that previously specified in Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("FASB 121"), to determine when a long-lived asset is classified as held for sale, and it provides a single accounting model for the disposal of long-lived assets. FASB 144 was effective beginning January 1, 2002. In accordance with FASB 144, the Company now reports as discontinued operations assets held for sale (as defined by FASB 144) as of the end of the current period and assets sold subsequent to January 1, 2002. All results of these discontinued operations, are included in a separate component of income on the Consolidated Statements of Income under Discontinued operations. This change has resulted in certain reclassifications of 2002, 2001 and 2000 financial statement amounts.

         The components of Income/(loss) from operations related to discontinued operations for each of the three years in the period ended December 31, 2002 are shown below. These include the results of a full year of operations for properties sold during the three months ended March 31, 2003, operations through the date of each respective sale for properties sold during the year ended December 31, 2002 and a full year of operations for those assets classified as held for sale as of December 31, 2002, (in thousands):


                                                                    2002              2001             2000
                                                                    ----              ----             ----
             Discontinued Operations:
             Revenues from rental property                        $ 10,110          $ 19,630          $ 18,978
             Rental property expenses                               (5,020)           (4,597)           (5,221)
                                                                  --------          --------          --------
             Income from property operations                         5,090            15,033            13,757

             Depreciation and amortization                          (2,765)           (2,804)           (2,372)
             Interest expense                                         (927)             (989)             (382)
             Gain on early extinguishment of debt                    3,222                 -                 -
             Adjustment of property carrying values                (20,500)                -                 -
             Other                                                      14              (306)             (210)
                                                                  --------          --------          --------

             Income/(loss) from discontinued
             operating properties                                  (15,866)           10,934            10,793

             Gain on disposition of operating
             properties, net                                        12,778                 -                 -
                                                                  --------          --------          --------

             Income/(loss) from discontinued
             operations                                           $ (3,088)         $ 10,934          $ 10,793
                                                                  ========          ========          ========


                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         During November 2002, the Company disposed of an operating property located in Chicago, IL. Net proceeds from this sale of approximately $8.0 million were accepted by a lender in full satisfaction of an outstanding mortgage loan of approximately $11.5 million. The Company recognized a gain on early extinguishment of debt of approximately $3.2 million.

         During December 2002, the Company identified two operating properties, comprised of approximately 0.2 million square feet of GLA, as "Held for Sale" in accordance with FASB No. 144. The book value of these properties, aggregating approximately $28.4 million, net of accumulated depreciation of approximately $2.9 million, exceeded their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $7.9 million, is based upon executed contracts of sale with third parties less estimated selling costs. As a result, the Company recorded an adjustment of property carrying values of $20.5 million. This adjustment is included, along with the related property operations for the current and comparative years, in the caption Income/(loss) from discontinued operations on the Company's Consolidated Statements of Income.

         During the three month period ended March 31, 2003, the Company disposed of two operating properties, in separate transactions, for aggregate proceeds of approximately $5.9 million. These sales resulted in gains of approximately $3.3 million which were recognized during the first quarter of 2003. In accordance with FASB 144 the results of operations from these properties have been included in discontinued operations for each of the three years in the period ended December 31, 2002.

6. Investment and Advances in Real Estate Joint Ventures:

         Kimco Income REIT ("KIR") -

         During 1998, the company formed KIR, an entity that was established for the purpose of investing in high quality real estate properties financed primarily with individual non-recourse mortgages. These properties include, but are not limited to, fully developed properties with strong, stable cash flows from credit-worthy retailers with long-term leases. The Company originally held a 99.99% limited partnership interest in KIR. Subsequent to KIR's formation, the Company sold a significant portion of its original interest to an institutional investor and admitted three other limited partners. As of December 31, 2002, KIR has received total capital commitments of $569.0 million, of which the Company subscribed for $247.0 million and the four limited partners subscribed for $322.0 million. The Company has a 43.3% non-controlling limited partnership interest in KIR and accounts for its investment under the equity method of accounting.

         During 2002, the limited partners in KIR contributed $55.0 million towards their respective capital commitments, including $23.8 million by the Company. As of December 31, 2002, KIR had unfunded capital commitments of $129.0 million, including $55.9 million from the Company.

         The Company's equity in income from KIR for the years ended December
             31, 2002, 2001 and 2000 was approximately $16.3 million, $13.2 million and $9.5 million, respectively.

         In addition, KIR entered into a master management agreement with the Company, whereby, the Company will perform services for fees related to management, leasing, operations, supervision and maintenance of the joint venture properties. For the years ended December 31, 2002, 2001 and 2000, the Company (i) earned management fees of approximately $4.4 million, $3.3 million and $2.0 million, respectively, (ii) received reimbursement of administrative fees of approximately $1.0 million, $1.4 million and $1.4 million, respectively, and (iii) earned leasing commissions of approximately $0.8 million, $0.3 million and $0.1 million, respectively.

         During 2002, KIR purchased five shopping center properties, in separate transactions, aggregating approximately 1.8 million square feet of GLA for approximately $213.5 million, including the assumption of approximately $63.1 million of mortgage debt encumbering two of the properties.

         During July 2002, KIR disposed of a shopping center property in Aurora, IL for an aggregate sales price of approximately $2.4 million, which represented the approximate book value of the property.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         As of December 31, 2002, the KIR portfolio was comprised of 68 shopping center properties aggregating approximately 14.0 million square feet of GLA located in 21 states.

         During 2002, KIR obtained individual non-recourse, non-cross collateralized fixed-rate ten year mortgages aggregating approximately $170.3 million on seven of its previously unencumbered properties with rates ranging from 5.95% to 7.38% per annum. The net proceeds were used to finance the acquisition of various shopping center properties.

         During the year ended December 31, 2001, KIR purchased 12 shopping center properties (including one property from the Company for $37.0 million), in separate transactions, aggregating 2.9 million square feet of GLA for approximately $349.0 million, including the assumption of approximately $40.2 million of mortgage debt.

         During December 2001, KIR disposed of a shopping center property in Lake Mary, FL for an aggregate sales price of approximately $2.4 million. This disposition resulted in a gain of approximately $0.5 million. Proceeds from this sale were used to acquire an exchange shopping center property.

         During 2001, KIR obtained individual non-recourse, non-cross collateralized fixed-rate mortgages aggregating approximately $280.0 million on 14 of its previously unencumbered properties with terms ranging from 7 to 10 years and rates ranging from 6.76% to 7.69% per annum. The net proceeds were used to finance the acquisition of various shopping center properties.

         KIR maintains a secured revolving credit facility with a syndicate of banks, which is scheduled to expire in November 2003. This facility is collateralized by the unfunded subscriptions of certain partners, including those of the Company. The facility has an aggregate availability of up to $100.0 million based upon the amount of unfunded subscription commitments of certain partners. During January 2003, the aggregate availability under the credit facility was reduced to $90.0 million. Under the terms of the facility, funds may be borrowed for general corporate purposes, including the acquisition of institutional quality properties. Borrowings under the facility accrue interest at LIBOR plus 0.80%. As of December 31, 2002, there was $15.0 million outstanding under this facility.

         RioCan Investments -

         During October 2001, the Company formed a joint venture (the "RioCan
             Venture") with RioCan Real Estate Investment Trust ("RioCan") in which the Company has a 50% non-controlling interest, to acquire retail properties and development projects in Canada. The acquisition and development projects are to be sourced and managed by RioCan and are subject to review and approval by a joint oversight committee consisting of RioCan management and the Company's management personnel. The Company has committed a total equity investment of up to CAD $250.0 million Canadian dollars ("CAD") for the acquisition of retail properties and development projects. Capital contributions will only be required as suitable opportunities arise and are agreed to by the Company and RioCan. During 2002, the RioCan Venture acquired 24 shopping center properties and four development properties, in separate transactions, comprising approximately 5.7 million square feet of GLA for an aggregate purchase price of approximately CAD $683.7 million (approximately USD $435.8 million) including the assumption of approximately CAD $321.5 million (approximately USD $203.1 million) in mortgage debt encumbering 13 of the properties.

         During October 2001, the RioCan Venture acquired a portfolio of four shopping center properties located in British Columbia for an aggregate purchase price of approximately CAD $170.0 million (approximately USD $107.8 million) including the assumption of approximately CAD $108.5 million (approximately USD $68.8 million) in mortgage debt.

         As of December 31, 2002, the RioCan Venture was comprised of 28 operating properties and four development properties consisting of approximately 6.7 million square feet of GLA.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         Kimco / G.E. Joint Venture -

         During 2001, the Company formed a joint venture (the "Kimco Retail
             Opportunity Portfolio" or "KROP") with GE Capital Real Estate ("GECRE"), in which the Company has a 20% non-controlling interest and manages the portfolio. The purpose of this joint venture is to acquire established high growth potential retail properties in the United States. Total capital commitments to KROP from GECRE and the Company are for $200.0 million and $50.0 million, respectively, and such commitments are funded proportionately as suitable opportunities arise and are agreed to by GECRE and the Company.

         During 2002, GECRE and the Company contributed approximately $39.0 million and $9.8 million, respectively, towards their capital commitments. Additionally, GECRE and the Company provided short-term interim financing for all acquisitions made by KROP without a mortgage in place at the time of acquisition. All such financing bears interest at rates ranging from Libor plus 4.0% to 4.25% and have maturities of less than one year. As of December 31, 2002, outstanding balances relating to short-term interim financing is $17.3 million each for GECRE and the Company.

         During 2002, KROP purchased 16 shopping centers aggregating 1.6 million square feet of GLA for approximately $177.8 million, including the assumption of approximately $29.5 million of mortgage debt encumbering three of the properties.

         During October 2002, KROP disposed of a shopping center in Columbia, MD for an aggregate sales price of approximately $2.9 million, which resulted in a gain of approximately $0.7 million.

         During 2002, KROP obtained a cross-collateralized mortgage with a five-year term aggregating $73.0 million on eight properties with an interest rate of Libor plus 1.8%. Upon the sale of one of the collateralized properties, $1.9 million was repaid during 2002. In order to mitigate the risks of interest rate fluctuations associated with this variable rate obligation, KROP entered into an interest rate cap agreement for the notional value of this mortgage.

         Other Real Estate Joint Ventures -

         The Company and its subsidiaries have investments in and advances to various other real estate joint ventures. These joint ventures are engaged primarily in the operation of shopping centers which are either owned or held under long-term operating leases.

         During 2002, the Company acquired seven former Service Merchandise locations, in separate transactions, through a venture in which the Company has a 42.5% non-controlling interest. These properties were purchased for an aggregate purchase price of approximately $20.9 million. In November 2002, the joint venture obtained mortgages on two of these locations for approximately $7.0 million. The venture has signed leases for six of these locations and is actively negotiating with other retailers to lease the remaining location.

         During July 2002, the Company acquired a property located in Kalamazoo, MI, through a joint venture in which the Company has a 50% non-controlling interest. The property was purchased for an aggregate purchase price of approximately $6.0 million.

         During December 2002, the Company acquired an out-parcel of an existing property located in Tampa, Fl, through a joint venture in which the Company has a 50% non-controlling interest. The property was purchased for an aggregate purchase price of approximately $4.9 million.

         Additionally, during 2002, the Company, in separate transactions, disposed of two operating properties through a joint venture in which the Company has a 50% non-controlling interest. The properties were located in Tempe, AZ and Glendale, AZ and sold for approximately $19.2 million and $1.7 million, respectively.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         During March 2001, the Company exercised its option to acquire a 50% non-controlling interest in a joint venture from KC Holdings, Inc. ("KC Holdings"), an entity formed in connection with the Company's initial public stock offering in November 1991. This joint venture consists of three shopping center properties located in Buffalo, NY, comprising approximately 0.4 million square feet of GLA. The joint venture was acquired for an aggregate option price of approximately $3.5 million, paid approximately $2.7 million in cash and $0.8 million in shares of the Company's common stock (29,638 shares valued at $27.67 per share). The members of the Company's Board of Directors who are not also shareholders of KC Holdings, unanimously approved the Company's purchase of this joint venture investment.

         Summarized financial information for the recurring operations of these real estate joint ventures, is as follows (in millions):

                                                               December 31,
                                                          --------------------
                                                            2002        2001
                                                          --------    --------
           Assets:
                  Real estate, net                        $2,511.8    $1,676.4
                  Other assets                               132.5        94.1
                                                          --------    --------

                                                          $2,644.3    $1,770.5
                                                          ========    ========

           Liabilities and Partners' Capital:
                  Notes Payable                           $   49.6    $   15.0
                  Mortgages payable                        1,720.6     1,189.5
                  Other liabilities                          116.6        72.6
                  Minority Interest                           10.8        14.8
                  Partners' capital                          746.7       478.6
                                                          --------    --------

                                                          $2,644.3    $1,770.5
                                                          ========    ========


                                                   Year Ended December 31,
                                                  ------------------------
                                                  2002      2001     2000
                                                  -----     -----    ----

           Revenues from rental property         $314.8    $209.4   $135.0
                                                 ------    ------   ------

           Operating expenses                     (78.2)    (52.9)   (32.8)
           Interest                              (108.0)    (74.5)   (44.8)
           Depreciation and amortization          (41.6)    (31.0)   (19.8)
           Other, net                              (4.5)     (3.0)    (1.6)
                                                  ------    -------- ------
                                                 (232.3)   (161.4)   (99.0)
                                                 -------   -------   ------

                Net income                        $82.5     $48.0    $36.0
                                                  =====     =====    =====

         Other liabilities in the accompanying Consolidated Balance Sheets include accounts with certain real estate joint ventures totaling approximately $5.3 million and $8.7 million at December 31, 2002 and 2001, respectively. The Company and its subsidiaries have varying equity interests in these real estate joint ventures, which may differ from their proportionate share of net income or loss recognized in accordance with generally accepted accounting principles.

7. Other Real Estate Investments:

         Ward Venture -

         During March 2001, through a taxable REIT subsidiary, the Company formed a real estate joint venture, (the "Ward Venture") in which the Company has a 50% interest, for purposes of acquiring asset designation rights for substantially all of the real estate property interests of the bankrupt estate of Montgomery Ward LLC and its affiliates. These asset designation rights have provided the Ward Venture the ability to direct the ultimate disposition of the 315 fee and leasehold interests held by the bankrupt estate. The asset designation rights expired in August 2002 for the leasehold positions and expire in December 2004 for the fee owned locations. During the marketing period, the Ward Venture will be responsible for all carrying costs associated with the properties until the property is designated to a user. As of December 31, 2002, there were 12 properties which continue to be marketed.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         During 2002, the Ward Venture completed transactions on 32 properties, and the Company recognized pre-tax profits of approximately $11.3 million.

         During 2001, the Ward Venture completed transactions on 271 properties, and the Company recognized pre-tax profits from the Ward Venture of approximately $34.6 million.

         Leveraged Lease -

         During June 2002, the Company acquired a 90% equity participation interest in an existing leveraged lease of 30 properties. The properties are leased under a long-term bond-type net lease whose primary term expires in 2016, with the lessee having certain renewal option rights. The Company's cash equity investment was approximately $4.0 million. This equity investment is reported as a net investment in leveraged lease in accordance with FASB No. 13 (as amended).

         During 2002, four of these properties were sold whereby the proceeds from the sales were used to paydown the mortgage debt by approximately $9.6 million. As of December 31, 2002, the remaining 26 properties were encumbered by third-party non-recourse debt of approximately $86.0 million that is scheduled to fully amortize during the primary term of the lease from a portion of the periodic net rents receivable under the net lease. As an equity participant in the leveraged lease, the Company has no general obligation for principal or interest payments on the debt, which is collateralized by a first mortgage lien on the properties and collateral assignment of the lease. Accordingly, this obligation has been offset against the related net rental receivable under the lease.

         The net investment in leveraged lease reflects the original cash investment adjusted by remaining net rentals of approximately $94.8 million, estimated unguaranteed residual value of approximately $65.2 million, non-recourse mortgage debt of approximately ($86.0) million and unearned and deferred income of approximately ($70.0) million.

         Kmart Venture -

         During July 2002, the Company formed the Kmart Venture in which the Company has a 60% controlling participation for purposes of acquiring asset designation rights for 54 former Kmart locations. The total commitment to Kmart by the Kmart Venture, prior to the profit sharing arrangement commencing, is approximately $43.0 million. As of December 31, 2002, the Kmart Venture has completed transactions on 35 properties and has funded the total commitment of approximately $43.0 million to Kmart.

         Kimsouth -

         During November 2002, the Company, through its taxable REIT subsidiary, together with Prometheus Southeast Retail Trust, completed the merger and privatization of Konover Property Trust, which has been renamed Kimsouth Realty, Inc., ("Kimsouth"). The Company acquired 44.5% of the common stock of Kimsouth, which consisted primarily of 38 retail shopping center properties comprising approximately 17.4 million square feet of GLA. Total acquisition value was approximately $280.9 million including approximately $216.2 million in mortgage debt. The Company's investment strategy with respect to Kimsouth includes re-tenanting, repositioning and disposition of the properties. During December 2002, Kimsouth sold its joint venture interest in one property to its joint venture partner for net proceeds of approximately $4.6 million and disposed of a single property for net proceeds of approximately $2.9 million.

         Selected financial information for Kimsouth as of December 31, 2002, is as follows: real estate, net of accumulated depreciation, $282.3 million; other assets $38.3 million; mortgages payable $185.0 million; other liabilities $3.6 million.

         Preferred Equity Capital -

         During 2002, the Company established a preferred equity program, which provides capital to developers and owners of shopping centers. During 2002, the Company provided, in separate transactions, an aggregate of approximately $25.6 million in investment capital to developers and owners of nine shopping centers.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         Investment in Retail Store Leases -

         The Company has interests in various retail store leases relating to the anchor store premises in neighborhood and community shopping centers. These premises have been sublet to retailers who lease the stores pursuant to net lease agreements. Income from the investment in these retail store leases during the years ended December 31, 2002, 2001 and 2000 was approximately $0.8 million, $3.2 million and $4.0 million, respectively. These amounts represent sublease revenues during the years ended December 31, 2002, 2001 and 2000 of approximately $13.9 million, $16.8 million and $19.0 million, respectively, less related expenses of $11.7 million, $12.2 million and $13.6 million, respectively, and an amount, which in management's estimate, reasonably provides for the recovery of the investment over a period representing the expected remaining term of the retail store leases. The Company's future minimum revenues under the terms of all noncancellable tenant subleases and future minimum obligations through the remaining terms of its retail store leases, assuming no new or renegotiated leases are executed for such premises, for future years are as follows (in millions): 2003, $12.2 and $9.5; 2004, $10.7 and $8.5; 2005, $8.8 and $7.3; 2006,
             $7.8 and $5.8; 2007, $5.2 and $3.9 and thereafter, $6.5 and $4.2, respectively.

8. Mortgages and Other Financing Receivables:

         During August 2001, the Company, through a joint venture in which the Company had a 50% interest, provided $27.5 million of debtor-in-possession financing (the "Ames Loan") to Ames Department Stores, Inc. ("Ames"), a retailer in bankruptcy. This loan bore interest at prime plus 6.0%, was collateralized by all real estate owned by Ames and was scheduled to mature in August 2003.

         During September 2002, the Ames Loan, was restructured as a two-year
             $100.0 million secured revolving loan of which the Company has a 40% interest. This revolving loan is collateralized by all of Ames' real estate interests. The loan bears interest at 8.5% per annum and provides for contingent interest upon the successful disposition of the Ames properties. The outstanding balance on the revolving loan at December 31, 2002 was approximately $4.1 million.

         During March 2002, the Company provided a $15.0 million three-year loan to Gottchalks, Inc., at an interest rate of 12.0% per annum collateralized by three properties. The Company receives principal and interest payments on a monthly basis. As of December 31, 2002, the outstanding loan balance was approximately $14.3 million.

         During March 2002, the Company provided a $50.0 million ten-year loan to Shopko Stores Inc., at an interest rate of 11.0% per annum collateralized by 15 properties. The Company receives principal and interest payments on a monthly basis. As of December 31, 2002, the outstanding loan balance was approximately $49.8 million.

         During May 2002, the Company provided a $15.0 million three-year loan to Frank's Nursery & Crafts, Inc. ("Frank's"), at an interest rate of 10.25% per annum collateralized by 40 real estate interests. Interest is payable quarterly in arrears. An additional $7.5 million revolving loan at an interest rate of 10.25% per annum was also established. As of December 31, 2002 there were no borrowings outstanding on the additional revolving loan. As an inducement to make these loans, Frank's issued the Company approximately 4.4 million warrants with an exercise price of $1.15 per share.


9. Cash and Cash Equivalents:

         Cash and cash equivalents (demand deposits in banks, commercial paper and certificates of deposit with original maturities of three months or less) includes tenants' security deposits, escrowed funds and other restricted deposits approximating $0.1 million at December 31, 2002 and 2001.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         Cash and cash equivalent balances may, at a limited number of banks and financial institutions, exceed insurable amounts. The Company believes it mitigates its risks by investing in or through major financial institutions. Recoverability of investments is dependent upon the performance of the issuers.

10.  Notes Payable:

         The Company has implemented a medium-term notes ("MTN") program pursuant to which it may, from time to time, offer for sale its senior unsecured debt for any general corporate purposes, including
             (i) funding specific liquidity requirements in its business, including property acquisitions, development and redevelopment costs, and (ii) managing the Company's debt maturities.

         As of December 31, 2002, a total principal amount of $507.25 million, in senior fixed-rate MTNs had been issued under the MTN program primarily for the acquisition of neighborhood and community shopping centers, the expansion and improvement of properties in the Company's portfolio and the repayment of certain debt of the Company. These fixed-rate notes had maturities ranging from five to twelve years at the time of issuance and bear interest at rates ranging from 5.98% to 7.91%. Interest on these fixed-rate senior unsecured notes is payable semi-annually in arrears.

         During July 2002, the Company issued an aggregate $102.0 million of unsecured debt under its MTN program. These issuances consisted of
             (i) an $85.0 million floating-rate MTN which matures in August 2004 and bears interest at Libor plus 0.50% per annum and (ii) a $17.0 million fixed-rate MTN which matures in July 2012 and bears interest at 5.98% per annum. The proceeds from these MTN issuances were used toward the repayment of a $110.0 million floating-rate MTN which matured in August 2002. In addition, the Company entered into an interest rate swap agreement on the $85.0 million floating-rate MTN which effectively fixed the interest rate at 2.3725% per annum until November 2003.

         During November 2002, the Company issued $35.0 million of 4.961% fixed-rate Senior Notes due 2007 (the "2007 Notes"). Interest on the 2007 Notes is payable semi-annually in arrears. Net proceeds from the issuance totaling approximately $34.9 million, after related transaction costs of approximately $0.1 million, were primarily used to repay outstanding borrowings on the Company's unsecured credit facilities.

         Also, during November 2002, the Company issued $200.0 million of 6% fixed-rate Senior Notes due 2012 (the "2012 Notes"). Interest on the 2012 Notes is payable semi-annually in arrears. The Notes were sold at 99.79% of par value. Net proceeds from the issuance totaling approximately $198.3 million, after related transaction costs of approximately $1.3 million, were primarily used to repay outstanding borrowings on the Company's unsecured credit facilities.

         As of December 31, 2002, the Company has a total principal amount of $570.0 million, in fixed-rate unsecured senior notes. These fixed-rate notes have maturities ranging from 2003 through 2012 and bear interest at rates ranging from 4.96% to 7.50%. Interest on these fixed-rate senior unsecured notes is payable semi-annually in arrears.

         As of December 31, 2002, the Company had outstanding $100.0 million of remarketed reset notes, which mature in August 2008. The interest rate spread applicable to each period is determined pursuant to a remarketing agreement between the Company and a financial institution. The current interest rate is LIBOR plus 1.25% per annum, and interest is payable quarterly in arrears. During November 2002, the Company entered into an interest rate swap agreement which effectively fixed the interest rate at 3.03% per annum through August 2003.

         In accordance with the terms of the Indenture, as amended, pursuant to which the Company's senior, unsecured notes have been issued, the Company is (a) subject to maintaining certain maximum leverage ratios on both unsecured senior corporate and secured debt, minimum debt service coverage ratios and minimum equity levels, and (b) restricted from paying dividends in amounts that exceed by more than $26.0 million the funds from operations, as defined, generated through the end of the calendar quarter most recently completed prior to the declaration of such dividend; however, this dividend limitation does not apply to any distributions necessary to maintain the Company's qualification as a REIT providing the Company is in compliance with its total leverage limitations.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         During August 2000, the Company established a $250.0 million, unsecured revolving credit facility (the "Credit Facility") with a group of banks which is scheduled to expire in August 2003. The Company intends to renew the Credit Facility prior to the maturity date. This Credit Facility has made available funds for general corporate purposes, including the funding of property acquisitions, development and redevelopment costs. Interest on borrowings accrues at a spread (currently 0.65%) to LIBOR or money-market rates, as applicable, which fluctuates in accordance with changes in the Company's senior debt ratings. The Company's senior debt ratings are currently A-/stable from Standard & Poors and Baa1/stable from Moody's Investor Services. As part of this Credit Facility, the Company has a competitive bid option where the Company may auction up to $100.0 million of its requested borrowings to the bank group. This competitive bid option provides the Company the opportunity to obtain pricing below the currently stated spread to LIBOR of 0.65%. A facility fee of 0.15% per annum is payable quarterly in arrears. Pursuant to the terms of the agreement, the Company, among other things, is (a) subject to maintaining certain maximum leverage ratios on both unsecured senior corporate and secured debt, a minimum debt service coverage ratio and minimum unencumbered asset and equity levels, and (b) restricted from paying dividends in amounts that exceed 90% of funds from operations, as defined. As of December 31, 2002, there was $40.0 million outstanding under this Credit Facility.

         During July 2002, the Company further enhanced its liquidity position by establishing an additional $150.0 million unsecured revolving credit facility. During December 2002, the Company paid down the outstanding balance and terminated this facility.

         The scheduled maturities of all unsecured senior notes payable as of December 31, 2002 are approximately as follows (in millions): 2003, $140.0; 2004, $185.0; 2005, $200.25; 2006, $85.0; 2007, $195.0 and
             thereafter, $497.0.

11.  Mortgages Payable:

         As part of the Company's strategy to reduce its exposure to Kmart Corporation, the Company had previously encumbered seven Kmart sites with individual non-recourse mortgages aggregating approximately $70.8 million. As a result of the Kmart bankruptcy filing in January 2002 and the subsequent rejection of leases including these encumbered sites, the Company, during July 2002, had suspended debt service payments on these loans and began active negotiations with the respective lenders.

         During December 2002, the Company reached agreement with certain lenders in connection with four of these locations. The Company paid approximately $24.2 million in full satisfaction of the loans encumbering these properties which aggregated $46.5 million and the Company recognized a gain on early extinguishment of debt of approximately $22.3 million (see Note 5).

         During December 2002, the Company re-tenanted one location and has brought the mortgage loan encumbering this property current.

         During February 2003, the Company reached agreement with the lender in connection with the two remaining encumbered locations. The Company paid approximately $8.3 million in full satisfaction of these loans which aggregated approximately $14.7 million and will recognize a gain on early extinguishment of debt of approximately $6.2 million during the first quarter of 2003.

         During 2001, the Company obtained four individual non-recourse fixed-rate mortgage loans providing aggregate proceeds to the Company of approximately $51.2 million. These ten-year loans mature in 2011 and have effective interest rates ranging from 7.31% to 7.64% per annum.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         Mortgages payable, collateralized by certain shopping center properties and related tenants' leases, are generally due in monthly installments of principal and/or interest which mature at various dates through 2023. Interest rates range from approximately 6.50% to 9.50% (weighted average interest rate of 7.82% as of December 31, 2002). The scheduled maturities of all mortgages payable as of December 31, 2002, are approximately as follows (in millions):2003, $0.0; 2004, $8.8; 2005, $14.6; 2006, $33.8; 2007, $11.1 and
             thereafter, $162.5.

         Two of the Company's properties are encumbered by approximately $11.1 million in floating-rate, tax-exempt mortgage bond financing. The rates on the bonds are reset annually, at which time bondholders have the right to require the Company to repurchase the bonds. The Company has engaged a remarketing agent for the purpose of offering for resale those bonds that are tendered to the Company. All bonds tendered for redemption in the past have been remarketed and the Company has arrangements, including letters of credit, with banks to both collateralize the principal amount and accrued interest on such bonds and to fund any repurchase obligations.

12. Construction Loans Payable:

         During 2002, the Company obtained construction financing on eight ground-up development projects for an aggregate loan amount of up to $119.8 million, of which approximately $38.9 million has been funded as of December 31, 2002. These loans have maturities ranging from 18 to 36 months and a weighted average interest rate of 4.38% at December 31, 2002.

         The scheduled maturities of all construction loans payable as of December 31, 2002, are approximately as follows (in millions):
             2003, $7.3; 2004, $30.2; and 2005, $6.5.

13. KC Holdings:

         To facilitate the Company's November 1991 initial public stock offering (the "IPO"), 46 shopping center properties and certain other assets, together with indebtedness related thereto, were transferred to subsidiaries of KC Holdings, a newly-formed corporation that is owned by the stockholders of the Company prior to the IPO. The Company was granted ten-year, fixed-price acquisition options (the "Acquisition Options") to reacquire the real estate assets owned by KC Holdings' subsidiaries, subject to any liabilities outstanding with respect to such assets at the time of an option exercise. During the Acquisition Options period, which expired in November 2001, KC Holdings' subsidiaries had conveyed 29 shopping centers and a 50% interest in a joint venture consisting of three properties back to the Company. Additionally, KC Holdings' subsidiaries disposed of ten additional centers in transactions with third parties. The members of the Company's Board of Directors who are not also shareholders of KC Holdings unanimously approved the purchase of each of these properties that have been reacquired by the Company from KC Holdings. The Company manages three of KC Holdings' four remaining shopping center properties pursuant to a management agreement (See Note 17).

14. Fair Value Disclosure of Financial Instruments:

         All financial instruments of the Company are reflected in the accompanying Consolidated Balance Sheets at amounts which, in management's estimation based upon an interpretation of available market information and valuation methodologies (including discounted cash flow analyses with regard to fixed-rate debt) considered appropriate, reasonably approximate their fair values except those listed below for which fair values are reflected. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition of the Company's financial instruments. The following are financial instruments for which the Company's estimate of fair value differs from the carrying amounts (in thousands):




                                               December 31, 2002
                                      -----------------------------------
                                      Carrying Amounts         Fair Value
                                      ----------------         ----------

           Notes payable                $1,302,250             $1,353,884

           Mortgages payable            $  230,760             $  282,361

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

15. Financial Instruments - Derivatives and Hedging:

         The Company is exposed to the effect of changes in interest rates, foreign currency exchange rate fluctuations and market value fluctuations of equity securities. The Company limits these risks by following established risk management policies and procedures including the use of derivatives.

         The principal financial instruments currently used by the Company are interest rate swaps, foreign currency exchange forward contracts, cross currency swaps and warrant contracts. The Company, from time to time, hedges the future cash flows of its floating-rate debt instruments to reduce exposure to interest rate risk principally through interest rate swaps with major financial institutions. The Company has interest-rate swap agreements on its $85.0 million floating-rate MTN and on its $100.0 million floating-rate remarketed reset notes, which have been designated and qualified as cash flow hedges. The Company has determined that these swap agreements are highly effective in offsetting future variable interest cash flows related to the Company's debt portfolio. For the year ended December 31, 2002, the change in the fair value of the interest rate swaps was $3.3 million which was recorded in OCI a component of stockholders' equity, with a corresponding liability reduction for the same amount.

         During 2002, the Company entered into foreign currency forward contracts on its Canadian investment in marketable securities in the amount of approximately CAD $31.2 million (approximately USD $19.9 million). The Company has designated these foreign currency forward contracts as fair value hedges. The Company expects these forward contracts to be highly effective in limiting its exposure to the variability in the fair value of its Canadian investments as it relates to changes in the exchange rate. The gain or loss on the forward contracts will be recognized currently in earnings and the gain or loss on the Canadian investments attributable to changes in the exchange rate will be recognized currently in earnings and shall adjust the carrying amount of the hedged investments.

         As of December 31, 2002, the Company had foreign currency forward contracts on its Canadian investments in real estate aggregating approximately CAD $173.3 million (approximately USD $110.3 million). In addition, the Company had foreign currency forward contracts and a cross currency swap aggregating $383.7 million pesos ("MXN")(approximately USD $35.7 million) on its Mexican real estate investments. The Company has designated these foreign currency agreements as hedges of the foreign currency exposure of its net investment in Canadian and Mexican real estate operations. The Company believes that these agreements are highly effective in reducing the exposure to fluctuations in the exchange rate. The gains and losses on these net investment hedges are recorded in OCI with a corresponding asset or liability for the same amount. Similarly, the foreign currency translation gains and losses on the Canadian and Mexican investments attributable to changes in the exchange rate will also be recorded in OCI.

         During 2001, the Company acquired warrants to purchase the common stock of a Canadian REIT. The Company has designated the warrants as a cash flow hedge of the variability in expected future cash outflows upon purchasing the common stock. The Company has determined the hedged cash outflow is probable and expected to occur prior to the expiration date of the warrants. The Company has determined that the warrants are fully effective. For the year ended December 31, 2002, the change in fair value of the warrants was a loss of approximately $0.1 million which was recorded in OCI with a corresponding asset for the same amount.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         The following table summarized the notional values and fair values of the Company's derivative financial instruments as of December 31, 2002:


                                                                                                              Fair Value
                    Hedge Type                      Notional Value              Rate         Maturity        (in millions)
                    ----------                      --------------              ----         --------        -------------
           Interest rate swap - cash                $185.0 million              1.78% -         8/03 -           ($0.6)
           flow                                                                 1.8725%        11/03

           Foreign currency forwards               CAD $31.2 million            1.5882 -        9/03 -            $0.1
           - fair value                                                         1.5918          4/05

           Warrants - cash flow                    2,500,000 shares of           CAD            9/06              $2.3
                                                   common stock                 $11.02

           Foreign currency forwards               CAD $173.3 million           1.5527 -        1/05 -            $1.3
           - net investment                                                     1.6194          8/05

           Foreign currency forwards               MXN $243.8 million           10.57 -         9/06             ($0.5)
           - net investment                                                     12.14

           MXN cross currency swap                 MXN $139.9 million           7.227          10/07             ($0.4)
           - net investment


         As of December 31, 2002, these derivative instruments were reported at their fair value as other liabilities of $1.5 million and other assets of $3.7 million. During the next 12 months, the Company expects to reclassify to earnings as expense approximately $0.6 million of the current balance in accumulated OCI primarily related to the fair value of the interest rate swaps.

16. Preferred Stock, Common Stock and DownREIT Unit Transactions:

         During October 2002, the Company acquired an interest in a shopping center property located in Daly City, CA valued at $80.0 million through the issuance of approximately 2.4 million downREIT units (the "Units") which are convertible at a ratio of 1:1 into the Company's common stock. The downREIT unit holder has the right to convert the Units anytime after one year. In addition, the Company has the right to mandatorily require a conversion after ten years. If at the time of conversion the common stock price for the 20 previous trading days is less than $33.57 per share the unit holder would be entitled to additional shares, however, the maximum number of additional shares is limited to 251,966 based upon a floor common stock price of $30.36. The Company has the option to settle the conversion in cash. Dividends on the Units are paid quarterly at the rate of the Company's common stock dividend multiplied by
             1.1057. The value of the units is included in Minority interests in partnerships on the accompanying Consolidated Balance Sheets.

         During March 2001, the Company issued 29,638 shares of common stock at $27.67 per share in connection with the exercise of its option to acquire a 50% interest in a joint venture consisting of three shopping center properties from KC Holdings.

         During November 2001, the Company completed a primary public stock offering of 2,250,000 shares of common stock priced at $32.85 per share. The net proceeds from this sale of common stock, totaling approximately $70.1 million (after related transaction costs of $3.8 million) was used primarily to invest equity capital in a new joint venture formed with G.E. Capital Real Estate and for additional equity capital in KIR (see Note 6).

         During December 2001, the Company completed a primary public stock offering of 1,500,000 shares of common stock priced at $33.57 per share. The net proceeds from this sale of common stock, totaling approximately $47.6 million (after related transaction costs of $2.7 million) was used for general corporate purposes, including
             (i) the investment of additional equity capital in KIR (see Note 6) and (ii) the development, redevelopment and expansion of properties in the Company's portfolio.

         Additionally, during November 2001, the Company announced the redemption of all outstanding depositary shares of the Company's 7-1/2% Class D Cumulative Convertible Preferred Stock (the "Class D Preferred Stock") in exchange for shares of the Company's common stock. The Board of Directors set January 3, 2002 as the mandatory redemption date on which all outstanding depositary shares of Class D Preferred Stock would be redeemed. Holders of the Class D Preferred Stock on the redemption date received 0.93168 shares of the Company's common stock, as adjusted for the Company's three-for-two common stock split, for each depositary share redeemed. During 2001, 3,258,642 depositary shares of the Class D Preferred Stock were voluntarily converted to common stock by the holders. On January 3, 2002, the remaining 923,900 depositary shares of the Class D Preferred Stock were redeemed for common stock by the Company and a final dividend payment of 43.4680 cents per Class D Depositary share was paid on January 15, 2002.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         At December 31, 2002, the Company had outstanding 3,000,000 Depositary Shares (the "Class A Depositary Shares"), each such Class A Depositary Share representing a one-tenth fractional interest of a share of the Company's 7-3/4% Class A Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class A Preferred Stock"), 2,000,000 Depositary Shares (the "Class B Depositary Shares"), each such Class B Depositary Share representing a one-tenth fractional interest of a share of the Company's 8-1/2% Class B Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class B Preferred Stock") and 4,000,000 Depositary Shares (the "Class C Depositary Shares"), each such Class C Depositary Share representing a one-tenth fractional interest of a share of the Company's 8-3/8% Class C Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class C Preferred Stock").

         Dividends on the Class A Depositary Shares are cumulative and payable quarterly in arrears at the rate of 7-3/4% per annum based on the $25.00 per share initial offering price, or $1.9375 per depositary share. The Class A Depositary Shares are redeemable, in whole or in part, for cash on or after September 23, 1998 at the option of the Company, at a redemption price of $25 per depositary share, plus any accrued and unpaid dividends thereon. The Class A Depositary Shares are not convertible or exchangeable for any other property or securities of the Company. The Class A Preferred Stock (represented by the Class A Depositary Shares outstanding) ranks pari passu with the Company's Class B Preferred Stock, and Class C Preferred Stock as to voting rights, priority for receiving dividends and liquidation preferences as set forth below.

         Dividends on the Class B Depositary Shares are cumulative and payable quarterly in arrears at the rate of 8-1/2% per annum based on the $25.00 per share initial offering price, or $2.125 per depositary share. The Class B Depositary Shares are redeemable, in whole or in part, for cash on or after July 15, 2000 at the option of the Company at a redemption price of $25.00 per depositary share, plus any accrued and unpaid dividends thereon. The redemption price of the Class B Preferred Stock may be paid solely from the sale proceeds of other capital stock of the Company, which may include other classes or series of preferred stock. The Class B Depositary Shares are not convertible or exchangeable for any other property or securities of the Company. The Class B Preferred Stock (represented by the Class B Depositary Shares outstanding) ranks pari passu with the Company's Class A Preferred Stock, and Class C Preferred Stock as to voting rights, priority for receiving dividends and liquidation preferences as set forth below.

         Dividends on the Class C Depositary Shares are cumulative and payable quarterly in arrears at the rate of 8-3/8% per annum based on the $25.00 per share initial offering price, or $2.0938 per depositary share. The Class C Depositary Shares are redeemable, in whole or in part, for cash on or after April 15, 2001 at the option of the Company at a redemption price of $25.00 per depositary share, plus any accrued and unpaid dividends thereon. The redemption price of the Class C Preferred Stock may be paid solely from the sale proceeds of other capital stock of the Company, which may include other classes or series of preferred stock. The Class C Depositary Shares are not convertible or exchangeable for any other property or securities of the Company. The Class C Preferred Stock (represented by the Class C Depositary Shares outstanding) ranks pari passu with the Company's Class A Preferred Stock and Class B Preferred Stock as to voting rights, priority for receiving dividends and liquidation preferences as set forth below.

         Voting Rights - As to any matter on which the Class A Preferred Stock,
             Class B Preferred Stock, and Class C Preferred Stock (collectively, the "Preferred Stock") may vote, including any action by written consent, each share of Preferred Stock shall be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof. With respect to each share of Preferred Stock, the holder thereof may designate up to 10 proxies, with each such proxy having the right to vote a whole number of votes (totaling 10 votes per share of Preferred Stock). As a result, each Class A, each Class B, and each Class C Depositary Share is entitled to one vote.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         Liquidation Rights - In the event of any liquidation, dissolution or winding up of the affairs of the Company, the Preferred Stock holders are entitled to be paid, out of the assets of the Company legally available for distribution to its stockholders, a liquidation preference of $250.00 per share ($25.00 per Class A, Class B, and Class C Depositary Share, respectively), plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of the Company's common stock or any other capital stock that ranks junior to the Preferred Stock as to liquidation rights.

17. Transactions with Related Parties:

         During 2002, the Company, along with its joint venture partner provided
             KROP short-term interim financing for all acquisitions by KROP for which a mortgage was not in place at the time of closing. All such financing bears interest at rates ranging from Libor plus 4.0% and 4.25% and have maturities of less than one year. As of December 31, 2002, KROP had outstanding short-term interim financing to GECRE and the Company totaling $17.3 million each. The Company earned $0.8 million during 2002 related to such interim financing.

         The Company provides management services for shopping centers owned principally by affiliated entities and various real estate joint ventures in which certain stockholders of the Company have economic interests. Such services are performed pursuant to management agreements which provide for fees based upon a percentage of gross revenues from the properties and other direct costs incurred in connection with management of the centers. The Consolidated Statements of Income include management fee income from KC Holdings of less than $0.4 million for each of the years ended December 31, 2002, 2001 and 2000, respectively.

         In November 1991 the Company was granted Acquisition Options to reacquire the real estate assets owned by KC Holdings' subsidiaries. The remaining Acquisition Options expired in November 2001 with regard to the real estate assets which the Company had not reacquired.

         In March 2001, the Company exercised its option to acquire a 50% interest in a joint venture from KC Holdings. The joint venture consists of three shopping center properties located in Buffalo, NY. This joint venture interest was acquired for an aggregate option price of approximately $3.5 million, paid approximately $2.7 million in cash and $0.8 million in shares of the Company's common stock (29,638 shares valued at $27.67 per share).

         Reference is made to Notes 6, 13, and 16 for additional information regarding transactions with related parties.

18. Commitments and Contingencies:

         The Company and its subsidiaries are primarily engaged in the operation of shopping centers which are either owned or held under long-term leases which expire at various dates through 2087. The Company and its subsidiaries, in turn, lease premises in these centers to tenants pursuant to lease agreements which provide for terms ranging generally from 5 to 25 years and for annual minimum rentals plus incremental rents based on operating expense levels and tenants' sales volumes. Annual minimum rentals plus incremental rents based on operating expense levels comprised approximately 99% of total revenues from rental property for each of the three years ended December 31, 2002, 2001 and 2000, respectively.

         The future minimum revenues from rental property under the terms of all noncancellable tenant leases, assuming no new or renegotiated leases are executed for such premises, for future years are approximately as follows (in millions): 2003, $335.3; 2004, $309.7; 2005, $282.2; 2006, $250.8; 2007, $222.0 and thereafter, $1,333.3.

         Minimum rental payments under the terms of all noncancellable operating leases pertaining to its shopping center portfolio for future years are approximately as follows (in millions): 2003, $10.9; 2004, $10.8; 2005, $10.1; 2006, $9.5; 2007, $9.0 and thereafter, $125.1.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         The Company has issued letters of credit in connection with the collateralization of tax-exempt mortgage bonds, completion guarantees for certain construction projects, and guaranty of payment related to the Company's insurance program. These letters of credit aggregate approximately $14.9 million.

         Additionally, the RioCan Venture, an entity in which the Company holds a 50% non-controlling interest, has a CAD $5.0 million (approximately USD $3.2 million) letter of credit facility. This facility is jointly guaranteed by RioCan and the Company and has approximately CAD $1.0 million (approximately USD $0.6 million) outstanding as of December 31, 2002 relating to various development projects.

         During 2002, the limited partners in KIR, an entity in which the Company holds a 43.3% non-controlling interest, contributed $55.0 million towards their respective capital commitments, including $23.8 million by the Company. As of December 31, 2002, KIR had unfunded capital commitments of $129.0 million, including $55.9 million from the Company.

         KIR maintains a secured revolving credit facility with a syndicate of banks, which is scheduled to expire in November 2003. This facility is collateralized by the unfunded subscriptions of certain partners, including those of the Company. The facility has an aggregate availability of up to $100.0 million based upon the amount of unfunded subscription commitments of certain partners. During January 2003, the aggregate availability under the credit facility was reduced to $90.0 million. As of December 31, 2002, there was $15.0 million outstanding under this facility.

19.  Incentive Plans:

         The Company maintains a stock option plan (the "Plan") pursuant to which a maximum 13,500,000 shares of the Company's common stock may be issued for qualified and non-qualified options. Options granted under the Plan generally vest ratably over a three-year term, expire ten years from the date of grant and are exercisable at the market price on the date of grant, unless otherwise determined by the Board in its sole discretion. In addition, the Plan provides for the granting of certain options to each of the Company's non-employee directors (the "Independent Directors") and permits such Independent Directors to elect to receive deferred stock awards in lieu of directors' fees.

         Information with respect to stock options under the Plan for the years ended December 31, 2002, 2001 and 2000 is as follows:


                                                                                  Weighted Average
                                                                                   Exercise Price
                                                            Shares                   Per Share
                                                            ------                   ---------
         Options outstanding, December 31, 1999              4,869,138                 $20.56
              Exercised                                       (290,106)                $17.03
              Granted                                        1,347,637                 $27.09
              Forfeited                                       (387,874)                $19.07
                                                            ----------
         Options outstanding, December 31, 2000              5,538,795                 $22.44
              Exercised                                     (1,694,227)                $20.62
              Granted                                        2,119,175                 $30.71
              Forfeited                                        (54,390)                $25.76
                                                            ----------
         Options outstanding, December 31, 2001              5,909,353                 $25.90
              Exercised                                       (307,831)                $18.76
              Granted                                        1,562,525                 $31.27
              Forfeited                                        (61,974)                $27.99
                                                            ----------
         Options outstanding, December 31, 2002              7,102,073                 $27.37
                                                            ==========


              Options exercisable -
                    December 31, 2000                        2,921,737                 $20.13
                                                             =========                 ======
                    December 31, 2001                        2,369,288                 $21.98
                                                             =========                 ======
                    December 31, 2002                        3,298,417                 $24.06
                                                             =========                 ======


                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         The exercise prices for options outstanding as of December 31, 2002 range from $14.17 to $33.67 per share. The weighted average remaining contractual life for options outstanding as of December 31, 2002 was approximately 7.8 years. Options to purchase 1,731,321, 3,293,846 and 913,042 shares of the Company's common stock were available for issuance under the Plan at December 31, 2002, 2001 and 2000, respectively.

         The Company has elected to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized with regard to options granted under the Plan in the accompanying Consolidated Statements of Income. If stock-based compensation costs had been recognized based on the estimated fair values at the dates of grant for options awarded, net income and net income per diluted common share for the years ended December 31, 2002, 2001 and 2000 would have been reduced by approximately $3.2 million or $0.03 per diluted share, $2.7 million or $0.03 per diluted share and $2.2 million or $0.03 per diluted share, respectively. Effective January 1, 2003, the Company will adopt the prospective method provisions of FASB No. 148, which will apply the recognition provisions of FASB No. 123 to all employee awards granted, modified or settled after January 1, 2003.

         These pro forma adjustments to net income and net income per diluted common share assume fair values of each option grant estimated using the Black-Scholes option pricing formula. The more significant assumptions underlying the determination of such fair values for options granted during 2002, 2001 and 2000 include: (i) weighted average risk-free interest rates of 3.06%, 4.85% and 5.69%, respectively; (ii) weighted average expected option lives of
             4.1 years, 5.5 years, and 4.4 years, respectively; (iii) an expected volatility of 16.12%, 15.76% and 15.82%, respectively, and
             (iv) an expected dividend yield of 6.87%, 6.74% and 6.95%, respectively. The per share weighted average fair value at the dates of grant for options awarded during 2002, 2001 and 2000 was $1.50, $1.98 and $2.05, respectively.

         The Company maintains a 401(k) retirement plan covering substantially all officers and employees which permits participants to defer up to a maximum 10% of their eligible compensation. This deferred compensation, together with Company matching contributions which generally equal employee deferrals up to a maximum of 5% of their eligible compensation, is fully vested and funded as of December 31, 2002. Company contributions to the plan were approximately $0.7 million, $0.7 million and $0.6 million for the years ended December 31, 2002, 2001 and 2000, respectively.

20.  Income Taxes:

         The Company elected to qualify as a REIT in accordance with the Code commencing with its taxable year which began January 1, 1992. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted REIT taxable income to its stockholders. It is management's intention to adhere to these requirements and maintain the Company's REIT status. As a REIT, the Company generally will not be subject to corporate federal income tax, provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under the Code. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company is subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         Reconciliation between GAAP Net Income and Federal Taxable Income:

         The following table reconciles GAAP net income to taxable income for the years ended December 31, 2002, 2001 and 2000 (in thousands):


                                                                                 2002             2001                2000
                                                                             (Estimated)        (Actual)            (Actual)
                                                                             -----------        ---------          ---------
GAAP net income                                                              $ 245,668          $ 236,538          $ 205,025
    Less: GAAP net income of taxable REIT
       subsidiaries
                                                                               (23,573)           (29,063)                 -
                                                                             ---------          ---------          ---------
GAAP net income from REIT operations (Note 1)                                  222,095            207,475            205,025
Net book depreciation in excess of tax depreciation                              4,043              3,612              2,889
Deferred and prepaid rents                                                      (5,800)            (6,647)            (7,117)
Exercise of non-qualified stock options                                         (3,000)           (15,354)            (2,534)
Book/tax depreciation differences from investments
    in real estate joint ventures                                               (1,929)            (3,206)            (2,253)
Other book/tax differences, net                                                 18,365             12,863            (14,240)
                                                                             ---------          ---------          ---------
Adjusted taxable income subject to 90% dividend
  requirements                                                               $ 233,774          $ 198,743          $ 181,770
                                                                             =========          =========          =========


         Note 1 - All adjustments to "GAAP net income from REIT operations" are net of amounts attributable to minority interest and taxable REIT subsidiaries.

         Reconciliation between Cash Dividends Paid and Dividends Paid
         Deductions:

         Cash dividends paid were equal to the dividends paid deduction for the years ended December 31, 2002, 2001 and 2000, and amounted to (in thousands) $235,602, $209,785 and $189,896, respectively.

         Characterization of Distributions:

         The following characterizes distributions paid for the years ended December 31, 2002, 2001 and 2000 (in thousands):


                                          2002                         2001                         2000
                                          ----                         ----                         ----
       Preferred Dividends
         Ordinary income                $17,935           96%        $26,253           100%       $26,376        100%
         Capital gain                       764            4%              -              -             -           -
                                       --------          ----       --------           ----      --------        ----
                                        $18,699          100%        $26,253           100%       $26,376        100%

       Common Dividends
         Ordinary income               $208,040           96%       $174,380            95%      $163,520        100%
         Capital gain                     8,863            4%              -              -             -           -
         Return of capital                    -             -          9,152             5%             -           -
                                       --------          ----       --------           ----      --------        ----
                                       $216,903          100%       $183,532           100%      $163,520        100%

       Total dividends
       distributed                     $235,602                     $209,785                     $189,896
                                       ========                     ========                     ========

         Taxable REIT Subsidiaries ("TRS"):

         Commencing January 1, 2001, the Company is subject to federal, state and local income taxes on the income from its TRS activities.

         Income taxes have been provided for on the asset and liability method as required by Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting basis and the tax basis of the TRS assets and liabilities.

         The Company's TRS income and provision for income taxes for the years ended December 31, 2002 and 2001, are summarized as follows (in thousands):

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

                                                         2002         2001
                                                         ----         ----
           Taxable income before income taxes          $36,477      $48,439
                                                       -------      -------
           Less provision for income taxes:
                    Federal                             10,538       15,682
                    State and local                      2,366        3,694
                                                       -------      -------
                         Total tax provision            12,904       19,376
                                                       -------      -------

           TRS net income                              $23,573      $29,063
                                                       =======      =======

         There was no provision for income taxes for the year ended December 31, 2000.

         Deferred tax assets of approximately $4.4 million as of December 31, 2002 and 2001 and deferred tax liabilities of approximately $1.7 million as of December 31, 2002, are included in the caption Other assets and Other liabilities on the accompanying Consolidated Balance Sheets at December 31, 2002 and 2001, respectively. These deferred tax assets and liabilities relate primarily to differences in the timing of the recognition of income/(loss) between GAAP and tax basis of accounting of (i) real estate joint ventures, (ii) other real estate investments and (iii) other deductible temporary differences.

         The income tax provision differs from the amount computed by applying the statutory federal income tax rate to taxable income before income taxes as follows (in thousands):

                                                               2002       2001
                                                               ----       ----
           Federal provision at statutory tax rate (35%)     $12,767    $16,954
           State and local taxes, net of federal benefit       2,010      2,422
           Other                                              (1,873)        -
                                                             --------   ------
                                                             $12,904    $19,376
                                                             =======    =======

21. Supplemental Financial Information:

         The following represents the results of operations, expressed in thousands except per share amounts, for each quarter during years 2002 and 2001:


                                                                                2002 (Unaudited)
                                                       ----------------------------------------------------------
                                                         Mar. 31          June 30         Sept. 30        Dec. 31
                                                         -------          -------         --------        -------
Revenues from rental property(1)                         $112,051        $112,307        $109,961        $115,675

Net income                                               $ 60,894        $ 61,055        $ 60,756        $ 62,963

    Net income per common share:
         Basic                                           $    .54        $    .54        $    .54        $    .56
         Diluted                                         $    .53        $    .54        $    .53        $    .56


                                                                                2001 (Unaudited)
                                                        ---------------------------------------------------------
                                                         Mar. 31          June 30         Sept. 30        Dec. 31
                                                         -------          -------         --------        -------
Revenues from rental property(1)                         $115,762        $113,314        $109,641        $110,269

Net income                                               $ 56,053        $ 59,352        $ 59,250        $ 61,883

    Net income per common share:
         Basic                                           $    .52        $    .55        $    .55        $    .58
         Diluted                                         $    .51        $    .55        $    .54        $    .56


         (1) All periods have been adjusted to reflect the impact of operating properties sold during the three months ended March 31, 2002 and during the year ended December 31, 2002, and properties classified as held for sale as of December 31, 2002 which are reflected in Discontinued operations in the Consolidated Statements of Income.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                For Years Ended December 31, 2002, 2001 and 2000
                                 (in thousands)

         Accounts and notes receivable in the accompanying Consolidated Balance
             Sheets are net of estimated unrecoverable amounts of approximately $5.8 million and $4.3 million at December 31, 2002 and 2001, respectively.

22. Pro Forma Financial Information (Unaudited):

         As discussed in Notes 2 and 3, the Company and certain of its subsidiaries acquired and disposed of interests in certain operating properties during 2002. The pro forma financial information set forth below is based upon the Company's historical Consolidated Statements of Income for the years ended December 31, 2002 and 2001, adjusted to give effect to these transactions as of January 1, 2001.

         The pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred on January 1, 2001, nor does it purport to represent the results of operations for future periods. (Amounts presented in millions, except per share figures.)

                                                     Years ended December 31,
                                                     ------------------------
                                                      2002            2001
                                                      ----            ----
          Revenues from rental property              $472.9          $476.7
          Net income                                 $235.6          $237.7

              Net income per common share:
                   Basic                              $2.08           $2.21
                                                      =====           =====
                   Diluted                            $2.06           $2.17
                                                      =====           =====